                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                         HOME LOAN FINANCIAL CORPORATION
             ------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    _________________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

            ____________________________________________________________________
      2)    Aggregate number of securities to which transaction applies:

            ____________________________________________________________________
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

            ____________________________________________________________________
      4)    Proposed maximum aggregate value of transaction:

            ____________________________________________________________________
      5)    Total fee paid:

            ____________________________________________________________________

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

            ______________________________________________
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            ______________________________________________
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            ______________________________________________
      4)    Date Filed:

                                                                PRELIMINARY COPY

                         HOME LOAN FINANCIAL CORPORATION
                                 401 MAIN STREET
                           COSHOCTON, OHIO 43812-1580
                                 (740) 622-0444

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

      A Special Meeting of Shareholders (the "Special Meeting") of Home Loan Financial Corporation, an Ohio corporation ("HLFC"), will be held at the offices of HLFC at 401 Main Street, Coshocton, Ohio 43812, on [____________], 2005, at _________ __.m., local time, for the following purposes, which are more completely set forth in the accompanying Proxy Statement:

      1. To consider and vote upon a proposal to amend HLFC's Articles of Incorporation to effect a 1-for-600 reverse stock split, followed immediately by an amendment to HLFC's Articles of Incorporation to effect a 600-for-1 forward stock split of HLFC's common shares (collectively, the "Stock Splits"). As a result of the Stock Splits,
            (a) each shareholder owning fewer than 600 common shares of HLFC immediately before the Stock Splits will receive $20.75 in cash, without interest, for each HLFC common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of HLFC; and (b) each HLFC common share held by a shareholder owning 600 or more common shares of HLFC immediately prior to the effective time of the Stock Splits will continue to represent one common share of HLFC after completion of the Stock Splits. The proposed amendments to HLFC's Articles of Incorporation are attached as Exhibits B and C to the accompanying Proxy Statement; and

      2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

      Only HLFC shareholders of record as of the close of business on [________________], 2005, will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof.

      To assure that a quorum is present at the Special Meeting, please date, sign and promptly return the enclosed proxy whether or not you expect to attend the Special Meeting. A postage-prepaid envelope is enclosed for your convenience.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      HLFC'S BOARD OF DIRECTORS CAREFULLY CONSIDERED THE TERMS OF THE PROPOSED STOCK SPLITS, HAS DETERMINED THAT THE STOCK SPLITS ARE FAIR TO, AND IN THE BEST INTERESTS OF, HLFC AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE STOCK SPLITS.

                                      By Order of the Board of Directors,

                                      Robert C. Hamilton
                                      Chairman
Coshocton, Ohio
[_____________________], 2005

                         HOME LOAN FINANCIAL CORPORATION
                                 401 MAIN STREET
                           COSHOCTON, OHIO 43812-1580
                                 (740) 622-0444

                                 PROXY STATEMENT

                               GENERAL INFORMATION

      This Proxy Statement provides information about a proposal to amend the Articles of Incorporation, as amended (the "Articles"), of Home Loan Financial Corporation ("HLFC", "we" or "us") to effect a 1-for-600 reverse stock split, followed immediately by a 600-for-1 forward stock split (together these are referred to as the "Stock Splits") of HLFC's common shares, no par value per share ("HLFC shares" or "shares"). If the Stock Splits are completed:

      - Each shareholder owning fewer than 600 HLFC shares immediately before the Stock Splits will receive $20.75 in cash, without interest, in exchange for each share owned immediately prior to the Stock Splits and will no longer be a shareholder of HLFC; and

      - Each share held by a shareholder owning 600 or more HLFC shares will continue to represent one HLFC share after the Stock Splits.

      The proposed amendments to HLFC's Articles to accomplish the Stock Splits are attached as Exhibits B and C to this Proxy Statement.

      We cannot complete the Stock Splits unless the holders of at least _________ shares, which is a majority of the outstanding HLFC shares, approve the Stock Splits. The executive officers and directors of HLFC, who together own approximately %____ of the HLFC shares outstanding on [__________], 2005 (the "Record Date"), have indicated they will vote in favor of the Stock Splits. The Board of Directors has scheduled a Special Meeting of Shareholders of HLFC (the "Special Meeting") to vote upon the Stock Splits. The date, time and place of the Special Meeting are as follows:

                                [________], 2005
                                 401 Main Street
                           Coshocton, Ohio 43812-1580
                                 (740) 622-0444

      We urge you to read this Proxy Statement carefully and in its entirety, including the attached Exhibits. This Proxy Statement is first being mailed to HLFC's shareholders on or about _____________, 2005.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE STOCK SPLITS, PASSED UPON THE MERITS OR FAIRNESS OF THE STOCK SPLITS, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HLFC.

                               SUMMARY TERM SHEET

      The following is a summary of the material terms of the Stock Splits. While this summary describes what we believe are the most material terms and conditions of the Stock Splits, this Proxy Statement contains a more detailed description of these terms and conditions. We urge you to carefully review, in their entirety, this Proxy Statement, the attached Exhibits and the documents incorporated by reference before voting.

INFORMATION ABOUT THE STOCK SPLITS

      The Stock Splits will consist of the following steps:

      - A 1-for-600 reverse stock split of HLFC shares will occur on the date that the Ohio Secretary of State accepts for filing certificates of amendment to our Articles (the "Effective Date"). As a result:

            - Each record holder of less than 600 HLFC shares immediately before the reverse stock split will receive cash in the amount of $20.75, without interest, for each share held immediately before the reverse stock split and will no longer be a shareholder of HLFC; and

            - Each record holder of 600 or more HLFC shares immediately prior to the reverse stock split will receive a fractional share for each common share held immediately before the reverse stock split. Fractional shares held by holders of more than 600 shares on the Effective Date will not be purchased by HLFC and holders of 600 or more shares will not be entitled to receive any cash payment from HLFC.

      - After the reverse stock split is complete, each holder of 600 or more HLFC shares immediately before the reverse stock split will participate in the forward stock split, which will result in the holder owning the same number of shares after the forward stock split as the holder did immediately before the reverse stock split.

      - If you are a record holder who holds less than 600 HLFC shares but do not want to be cashed out in the Stock Splits, you may remain a HLFC shareholder by purchasing a sufficient number of HLFC shares, to the extent available, in the open market far enough in advance of the Stock Splits so that you hold at least 600 HLFC shares on the Effective Date. Conversely, if you are a record holder and want to be cashed out in the Stock Splits, you may do so by selling a sufficient number of HLFC shares in the open market far enough in advance of the Stock Splits so that you hold less than 600 shares on the Effective Date.

      - If you hold HLFC shares in "street name" through a nominee (such as a broker or a bank), the effect of the Stock Splits on your HLFC shares may be different than for record holders. HLFC intends for the Stock Splits to be effected at the registered shareholder level. This means that we look at the number of shares registered in the name that appears on HLFC's record shareholder list. If your shares are held in street name, they are registered in the name of a nominee and not in your name. If that nominee holds 600 or more total shares for itself or other beneficial owners, you will not be cashed out even if you beneficially own fewer than 600 shares. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

            - If you hold less than 600 shares through a nominee but that nominee holds more than 600 shares in the aggregate and you wish to ensure that you are cashed out in the Stock Splits, you may transfer your HLFC shares out of street name and into a record account with HLFC far enough in advance that the transfer is complete prior to the Effective Date.

            - If your nominee holds less than 600 shares of HLFC and you wish to continue as a HLFC shareholder after the Stock Splits, you may acquire additional HLFC shares, if available, in your street name account in the open market far enough in advance that the acquisition is complete prior to the Effective Date.

      Please see the sections of this Proxy Statement entitled "Special Factors
- Effects of the Stock Splits" and "Stock Splits Proposal - Summary and Structure" for more information on the structure of the Stock Splits.

PURPOSE OF AND REASONS FOR THE STOCK SPLITS

      - The Stock Splits are intended to reduce the number of record holders of HLFC shares below 300 and enable us to terminate the registration of, or deregister, our shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Deregistration would suspend HLFC's duty to file periodic reports and proxy statements with the Securities and Exchange Commission (the "SEC") and, as a result, HLFC would no longer be a public reporting company. HLFC will, however, continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and federal and state banking laws applicable to HLFC and its wholly-owned subsidiary, The Home Loan Savings Bank ("Home Loan").

      - We estimate annual cost savings of approximately $200,000 per fiscal year as a result of the deregistration of our shares and the related suspension of periodic reporting requirements, including the provisions of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act") and the elimination of costs associated with being listed on the Nasdaq National Market ("Nasdaq") as well as the reallocation of approximately $65,000 of personnel expense to other areas of operations.

      - The Stock Splits constitute the most expeditious, efficient, cost effective and fair method to convert HLFC from a public reporting company to a non-public, non-reporting company compared to other alternatives considered by the HLFC Board of Directors.

      Please see the sections of this Proxy Statement entitled "Special Factors
- Purpose of and Reasons for the Stock Splits" and "Special Factors - Effects of the Stock Splits" for more information on the principal reasons for the Stock Splits.

FAIRNESS OF THE STOCK SPLITS

      - The Board of Directors believes that the Stock Splits are in HLFC's best interests and are both substantively and procedurally fair to the affiliated and unaffiliated holders of HLFC shares, including those holders whose shares will be cashed out in the Stock Splits ("Cashed Out Holders") and those who will remain holders of HLFC shares after the Stock Splits ("Continuing Holders"). The factors the Board considered in determining the fairness of the Stock Splits are described in greater detail in this Proxy Statement.

      - The Board has set $20.75 per share (the "Cash Out Price") as the cash consideration to be paid by HLFC to holders of less than 600 HLFC shares instead of issuing those shareholders fractional shares (i.e., less than one whole share) in connection with the reverse stock split. The Board made this determination in good faith and received a fairness opinion regarding the Cash Out Price (the "Fairness Opinion") prepared by Keller & Company, Inc. ("Keller & Company"), an independent financial advisor. The Fairness Opinion was delivered to the Board to assist the Board in establishing the terms and conditions of the Stock Splits. The full text of the Fairness Opinion, dated April 12, 2005, is attached to this Proxy Statement as Exhibit A. The Fairness Opinion is also available for inspection and copying at HLFC's principal executive offices located at 401 Main Street, Coshocton, Ohio 43812-1580.

      - The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein as of April 12, 2005, the Cash Out Price is fair, from a financial point of view, to both the Cashed Out Holders and the Continuing Holders. We urge you to read the Fairness Opinion in its entirety.

      - Keller & Company provided the Fairness Opinion for the Board in connection with its consideration of the Stock Splits. The Fairness Opinion is not a recommendation as to how you should vote with respect to the Stock Splits.

      Please see the sections of this Proxy Statement entitled "Special Factors
- Fairness of the Stock Splits," "Opinion of Keller & Company," "Stock Splits Proposal - Background of the Stock Splits" and "Stock Splits Proposal - Recommendation of the Board" for more information regarding the fairness of the Stock Splits.

ADVANTAGES OF THE STOCK SPLITS

      - By completing the Stock Splits, deregistering our shares and suspending our periodic reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $200,000. In addition, we expect to realize non-recurring savings in the 2006 fiscal year of approximately $34,200 for consulting fees that will be required for HLFC to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. Deregistration will eliminate the significant amount of time and effort previously required of our management to prepare and review the reports required to be filed under the Exchange Act. We estimate that personnel costs of approximately $65,000 per year relate to public company reporting and compliance.

      - The Stock Splits provide Cashed Out Holders with an opportunity to liquidate their HLFC shares at a premium without paying brokerage commissions or other transaction fees.

      - The Stock Splits will not impact affiliated holders of HLFC shares differently than unaffiliated holders of our shares on the basis of affiliate status. The sole determining factor as to whether a shareholder will remain a shareholder of HLFC after the Stock Splits is the number of shares held immediately prior to the Stock Splits.

      - The Stock Splits will have minimum effect on the Continuing Holders' relative voting power. An estimated 84,538 shares, which is only 5% of the [1,699,913] outstanding HLFC shares, will be eliminated as a result of the Stock Splits, and the relative percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Splits. For example, the executive officers and directors of HLFC and Home Loan currently beneficially own approximately _______% of the outstanding HLFC shares, and will beneficially own approximately______% of the outstanding HLFC shares following the Stock Splits.

      - The Stock Splits will provide an effective use of HLFC's excess capital. Over the past eight years, HLFC has repurchased shares in the open market in order to leverage its excess capital. The limited trading volume in our shares, however, has reduced the efficacy of repurchases as a capital management tool. The Stock Splits will enable HLFC to use a large portion of excess capital to reduce outstanding shares, increasing the value of HLFC's shares through the anticipated improvement in return on equity and earnings per share and the potential for increased dividends as a result of fewer outstanding shares.

      Please see the section of the Proxy Statement entitled "Special Factors - Fairness of the Stock Splits" for a more detailed discussion of the foregoing.

DISADVANTAGES OF THE STOCK SPLITS

      - Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended. Information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration. Investors seeking information about us will have to contact us directly to receive such information and we may elect not to provide investors with requested information that we are not required by law to provide.

      - After the completion of the Stock Splits, our shares will no longer be listed on Nasdaq and the liquidity of our shares may be reduced. In addition to reduced liquidity, the lack of publicly available financial and other information about HLFC may cause a decrease in the price at which HLFC shares trade.

      - Following the Stock Splits, Cashed Out Holders will have no further financial interest in HLFC and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, HLFC shares.

      - After completion of the Stock Splits and the subsequent deregistration of our shares, HLFC will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that HLFC's chief executive officer and chief financial officer certify the accuracy of the financial statements contained in HLFC's Exchange Act filings.

      Please see the section of the Proxy Statement entitled "Special Factors - Disadvantages of the Stock Splits" for a more detailed discussion of the foregoing.

VOTING INFORMATION

      The Stock Splits require the approval of a majority of the outstanding HLFC shares entitled to vote at the Special Meeting. As of the close of business on the Record Date, there were _________________ HLFC shares outstanding and entitled to vote at the Special Meeting, of which ________________ are required to approve the Stock Splits. The executive officers and directors of HLFC who have indicated they will vote in favor of the Stock Splits together own approximately %____ of the HLFC shares outstanding and entitled to vote at the meeting.

      Please see the section of the Proxy Statement entitled "Meeting and Voting Information" for more information.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      - HLFC will not recognize any gain, loss or deduction for federal income tax purposes as a result of the Stock Splits.

      - Continuing Holders will not recognize any gain or loss for federal income tax purposes. Cashed Out Holders will generally recognize a gain or loss for federal income tax purposes equal to the difference between the $20.75 Cash Out Price per share and the shareholder's per share tax basis in the HLFC shares that are exchanged for cash.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Material Federal Income Tax Consequences" for more information on the tax consequences of the Stock Splits.

UNAVAILABILITY OF APPRAISAL OR DISSENTERS' RIGHTS

      A shareholder of HLFC does not have the right under Ohio law or HLFC's Articles or Code of Regulations (the "Regulations") to demand the appraised value of the shareholder's HLFC shares or any other dissenters' rights whether or not the shareholder votes in favor of the Stock Splits.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Unavailability of Appraisal or Dissenters' Rights" for more information.

TERMINATION OF STOCK SPLITS

      The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote on the proposal if it believes it is HLFC's best interests to do so. Although the Board presently believes that the Stock Splits are in HLFC's best interests and has unanimously recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Effective Date such that it might not be appropriate or desirable to effect the Stock Splits.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Termination of Stock Splits" for more information.

ESCHEAT LAWS

      All cash amounts payable to Cashed Out Holders that remain unclaimed will be subject to applicable state laws regarding abandoned property.

      Please see the section of this Proxy Statement entitled "Stock Splits Proposal - Escheat Laws" for more information.

                           CAUTIONARY NOTICE REGARDING
                           FORWARD-LOOKING STATEMENTS

      When used in this Proxy Statement the words or phrases "will likely result," "are expected to," "will continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements." Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. HLFC cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. HLFC advises readers that HLFC's actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this Proxy Statement or in our other filings with the SEC. Please see the section of this Proxy Statement entitled "Available Information."

                              QUESTIONS AND ANSWERS

Q:    What is the date, time and place of the Special Meeting?

A: The Special Meeting will be held on ___________, 2005, at __:00 __.m. local time at HLFC's office at 401 Main Street, Coshocton, Ohio 43812-1580.

Q:    What is the proposal?

A: We are proposing that our shareholders approve a reverse 1-for-600 stock split followed immediately by a forward 600-for-1 stock split of our outstanding shares, which is accomplished through the amendment of our Articles.

      The purpose of the Stock Splits is to allow us to suspend our SEC-reporting obligations (referred to as "going private") by reducing the number of our shareholders of record to fewer than 300. This will relieve us of the costs typically associated with the preparation and filing of reports and other documents with the SEC.

Q:    What will I receive in the Stock Splits?

A: If you are the registered owner of fewer than 600 HLFC shares on the date of the reverse stock split, you will receive $20.75 in cash from us for each pre-split share you own. If you are the registered owner of 600 or more shares on the date of the Stock Splits, you will not receive any cash payment for your shares and will continue to hold the same number of shares as you did before the Stock Splits.

Q: Why is 600 shares the "cutoff" number for determining which shareholders will be cashed out and which shareholders will remain as shareholders of HLFC?

A: We estimate that a 600 share "cutoff" will result in approximately 200 shareholders of record. This will permit us to deregister with the SEC and will provide a "cushion" to help ensure that the record number of shareholders does not increase again to over 300 in the foreseeable future.

Q:    May I buy additional shares in order to remain a shareholder of HLFC?

A: Yes. As long as you are able to acquire a sufficient number of shares so that you are the registered owner of 600 or more shares prior to the Effective Date, your HLFC shares will not be cashed out in the Stock Splits.

Q:    What if I hold my shares in "street name"?

A: The Stock Splits will be affected at the record holder level. You will not be cashed out, even if you beneficially own fewer than 600 shares, if your nominee holds 600 or more shares in its name. If you hold shares in "street name," you should talk to your broker, nominee or agent to determine how the Stock Splits will affect you.

Q: What is the recommendation of our Board of Directors regarding the proposal?

A: Our Board of Directors has determined that the Stock Splits are advisable and in the best interests of HLFC's shareholders. Our Board has approved the Stock Splits and unanimously recommends that you vote "FOR" the amendments to the Articles so the Stock Splits may be affected.

Q:    When are the Stock Splits expected to be completed?

A: If the proposed amendments to our Articles are approved at the Special Meeting, we expect the Stock Splits to be completed as soon as practicable thereafter. We need to file the amendments with the Ohio Secretary of State for the Stock Splits to become effective.

Q:    What if the proposed Stock Splits are not completed?

A: The proposed Stock Splits will not be completed if the holders of a majority of HLFC's outstanding shares do not vote to adopt the proposed amendments to our Articles. If the Stock Splits are not completed, we will continue our current operations, and we will continue to be subject to the reporting requirements of the SEC.

Q:    Who is entitled to vote at the Special Meeting?

A: Holders of record of HLFC shares on the Record Date, __________, 2005, are entitled to vote at the Special Meeting. Each of our shareholders is entitled to one vote for each share owned on the Record Date.

Q:    What vote is required for our shareholders to approve the Stock Splits?

A: The holders of a majority of the outstanding shares entitled to vote at the Special Meeting must vote "FOR" the Stock Splits.

Q:    What happens if I do not return my proxy card?

A: Unless you vote in person, a failure to return your proxy card will have the same effect as voting against the Stock Splits.

Q:    What do I need to do now?

A: After carefully reading and considering the information contained in this Proxy Statement, please vote your HLFC shares as soon as possible. You may vote your shares by returning the enclosed proxy or by voting in person at the Special Meeting. This Proxy Statement includes detailed information on how to cast your vote. If your shares are held by a broker, your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker on how to vote your shares using the voting instruction card provided by your broker.

Q:    Can I change my vote after I have mailed my proxy card?

A: Yes. You can change your vote at any time before your proxy is voted at the Special Meeting by following the procedures outlined in this Proxy Statement.

Q: Will I have appraisal or dissenters' rights in connection with the Stock Splits?

A: No. Under Ohio law, you do not have appraisal or any other dissenters' rights whether or not you vote for the Stock Splits.

Q:    Should I send in my share certificates now?

A: No. If the Stock Splits are approved, our transfer agent will send you written instructions for exchanging your share certificates.

Q:    What are the tax consequences of the Stock Splits to me?

A: If you receive cash in the Stock Splits because you are the registered owner of fewer than 600 HLFC shares, you will generally recognize gain or loss in an amount determined by the difference between the $20.75 cash you receive for each share and your adjusted tax basis per share in your surrendered shares. There will be no tax consequences to you if you are the registered owner of more than 600 HLFC shares or if your shares are registered in the name of a nominee that owns more than 600 HLFC shares.

Q:    Who can help answer my questions?

A. If you have questions about the Stock Splits, you should contact Robert C. Hamilton or Preston W. Bair at (740) 622-0444.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET......................................................      2
   Information About the Stock Splits...................................      2
   Purpose of and Reasons for the Stock Splits..........................      3
   Fairness of the Stock Splits.........................................      3
   Advantages of the Stock Splits.......................................      4
   Disadvantages of the Stock Splits....................................      5
   Voting Information...................................................      5
   Material Federal Income Tax Consequences.............................      6
   Unavailability of Appraisal or Dissenters' Rights....................      6
   Termination of Stock Splits..........................................      6
   Escheat Laws.........................................................      6
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS..................      7
QUESTIONS AND ANSWERS...................................................      8
SPECIAL FACTORS.........................................................     13
   Purpose of and Reasons for the Stock Splits..........................     13
   Effects of the Stock Splits..........................................     15
   Alternatives to the Stock Splits.....................................     19
   Fairness of the Stock Splits.........................................     20
   Disadvantages of the Stock Splits....................................     23
   Conclusion...........................................................     24
STOCK SPLITS PROPOSAL...................................................     25
   Background of the Stock Splits.......................................     25
   Summary and Structure................................................     27
   Recommendation of the Board..........................................     29
   Material Federal Income Tax Consequences.............................     29
   Unavailability of Appraisal or Dissenters' Rights....................     31
   Share Certificates...................................................     31
   Termination of Stock Splits..........................................     32
   Escheat Laws.........................................................     32
   Regulatory Approvals.................................................     33
OPINION OF KELLER & COMPANY.............................................     33
   Public Comparables Analysis..........................................     35
   Review of HLFC Market Performance....................................     36
   Conclusion...........................................................     36
   Engagement of Keller & Company.......................................     36
MEETING AND VOTING INFORMATION..........................................     36
   Time and Place.......................................................     37
   Revoking Your Proxy..................................................     37
   Record Date..........................................................     37
   Quorum and Required Vote.............................................     37
   Solicitation and Costs...............................................     37
INFORMATION ABOUT HLFC..................................................     38
   Business of HLFC and Home Loan.......................................     38
   Management of HLFC...................................................     39

   Interest of Certain Persons in Matters to be Acted Upon..............     40
   Market Price and Dividend Information................................     42
   HLFC Share Repurchase Information....................................     43
FINANCIAL INFORMATION...................................................     43
   Summary Historical Financial Information.............................     43
   Pro Forma Financial Information......................................     45
AVAILABLE INFORMATION...................................................     50
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................     50
PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS.............................     51

EXHIBIT A - FAIRNESS OPINION
EXHIBIT B - FORM OF REVERSE STOCK SPLIT AMENDMENT
EXHIBIT C - FORM OF FORWARD STOCK SPLIT AMENDMENT

                                 SPECIAL FACTORS

PURPOSE OF AND REASONS FOR THE STOCK SPLITS

      The purpose of the reverse stock split is to terminate HLFC's status as a public reporting company with the SEC. As a result of the reverse stock split and the repurchase of the resulting fractional shares from holders of fewer than 600 shares, we expect to have approximately 200 record holders of HLFC shares, which would enable us to terminate the registration of our shares under the Exchange Act. If the Stock Splits are completed, we intend to file with the SEC to deregister the HLFC shares. Upon deregistration, HLFC shares would no longer be quoted on the Nasdaq and trades in our shares would only be possible through privately negotiated transactions or, if HLFC qualifies, in the Pink Sheets(R) (a centralized quotation services that collect and publish market maker quotes for securities ) or on the Over-the-Counter Bulletin Board (the "OTCBB").

      The forward stock split is not necessary for HLFC to reduce the number of holders of HLFC shares and deregister the shares with the SEC. The Board, however, feels it is in the best interest of HLFC and our shareholders to effect the 600-for-1 forward split immediately after the reverse stock split. Without the forward split, HLFC shares would have an unusually high per share value, which would tend to further decrease the liquidity of HLFC shares.

      Reduced Costs and Expenses. We incur both direct and indirect costs to comply with the filing and reporting requirements imposed on us as a public reporting company. As described below, these costs include, among other things, management's time spent preparing and reviewing our public filings and legal and accounting fees associated with the preparation and review of such filings. Since our initial public offering in 1998, we have incurred increasing costs as a result of being a public company. Since the passage of the Sarbanes-Oxley Act in 2002, in particular, our public company expenses have increased significantly and continue to do so.

      When the Sarbanes-Oxley Act was adopted, we realized that we would incur additional expenses as a result. We did not choose to deregister in 2002, however, because much of the Act had yet to be implemented and the extent of the increased costs was then unknown. Our compliance costs have increased due primarily to the implementation of the Sarbanes-Oxley Act and related SEC and Nasdaq rules, and we expect these costs to increase further in the future. Of particular concern is the pending internal control audit requirement imposed by
Section 404 of the Sarbanes-Oxley Act, which is effective for HLFC in the 2007 fiscal year, which begins July 1, 2006. Although we have already begun preparations to comply with Section 404, we have asked our external auditors and consultants to stop all Section 404 work pending the outcome of this Special Meeting. If the Stock Splits are not completed, we expect that our preparations to comply with Section 404 will result in additional one-time expenses, and significant increases in our annual audit expenses going forward. For smaller publicly traded companies, such as HLFC, these costs represent a larger portion of our revenues than for larger public companies.

      Not all of our reporting costs will be eliminated by deregistration, however. We will continue to comply with all federal and state reporting requirements applicable to HLFC as a savings and loan holding company and to Home Loan as an Ohio savings bank. Also, we currently intend to continue to provide our shareholders with annual audited financial statements and proxy statements, although we are not required to do so. If provided, these documents may not be as detailed or as extensive as those required of a public reporting company.

      The Board believes that by deregistering our shares and suspending HLFC's periodic reporting obligations under the Exchange Act, we will realize recurring annual cost savings of approximately $200,000 in fees and expenses that we have historically incurred and additional expenses we expect to incur, including fees and expenses for compliance with the Sarbanes-Oxley Act and associated regulations and compliance with requirements imposed on us by Nasdaq, as well as the reallocation of approximately $65,000 of personnel expense to other areas of operation. These estimated cost savings are described in greater detail below.

                         Estimated Annual Cost Savings:

Historical costs:
      Legal fees                                                                $  30,000
      Audit fees                                                                $  21,000
      Nasdaq listing fees                                                       $  24,500
      Internal personnel costs                                                  $  65,000*
      Printing, mailing and filing costs                                        $   8,500
      Director and officer liability insurance                                  $   2,500
                                                                                ---------

         Total historical costs                                                 $ 151,500
                                                                                ---------
Additional expected annual costs:
      Section 404 audit and consulting fees                                     $  65,000
      Internal personnel costs                                                  $  50,000
                                                                                ---------

         Total additional costs                                                 $ 115,000
                                                                                ---------

Total estimated annual cost savings                                             $ 266,500*
                                                                                =========

* Estimated personnel costs of approximately $65,000 will be reallocated to other areas of operations.

      These estimated annual cost savings reflect, among other things: (i) a reduction in audit and related fees; (ii) a reduction in legal fees related to securities law compliance and compliance with Nasdaq requirements; (iii) the elimination of filing costs and expenses associated with electronically filing periodic reports and other documents (such as proxy statements) with the SEC on its EDGAR database; (iv) the lower printing and mailing costs attributable to the reduction in the number of shareholders and the reduced disclosure requirements; (v) the reduction in management time spent on compliance and disclosure matters attributable to our Exchange Act filings; (vi) the lower risk of liability that is associated with non-reporting company status and the expected decrease in premiums for directors' and officers' liability insurance;
(vii) the audit savings and internal personal savings due to HLFC not being subject to the public company provisions of the Sarbanes-Oxley Act; (viii) the elimination of annual Nasdaq listing fees; (ix) the savings in fees charged by Registrar and Transfer Company, HLFC's transfer agent (the "Transfer Agent"), that are expected because of the reduction in the number of shareholder accounts to be handled by the Transfer Agent; and (x) a reduction in direct miscellaneous clerical and other expenses.

      In addition to the estimated annual cost savings, completion of the Stock Splits and deregistration of our shares would also result in one-time cost savings of approximately $34,200 because we would not incur additional consulting fees relating to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act. Implementing Section 404 of the Sarbanes-Oxley Act would require compliance planning, assessment, documentation and testing, and a significant investment of time by the management and employees of HLFC and Home Loan.

      The annual and non-recurring cost savings set forth above are only estimates. The actual savings we realize from going private may be higher or lower than these estimates. The estimates are based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) allocation to each category of management's estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some instances, these cost savings expectations were based on verifiable assumptions. For example, our auditing fees will be reduced if we cease to be a public reporting company due to the elimination of fees for interim services. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC.

      Operational Flexibility. Another reason for the Stock Splits is the operational flexibility that deregistration would provide. The Board believes that ceasing to be a public reporting company would enable management to focus more on HLFC's long-term growth without the burden of SEC reporting requirements and other aspects of being a public company.

      Conclusion. In light of the foregoing, the Board believes the benefits HLFC receives from maintaining its status as a public reporting company is substantially outweighed by the associated costs and expenses. The Board believes that it is in HLFC's best interests to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company.

EFFECTS OF THE STOCK SPLITS

      The primary effect of the Stock Splits will be to reduce the number of record holders of HLFC shares from approximately 640 to approximately 200. Because we will have less than 300 record holders of HLFC shares, we will be able, and intend, to deregister our shares with the SEC under the Exchange Act. After deregistration, HLFC shares will no longer be quoted on the Nasdaq. The suspension of our reporting obligations under the Exchange Act and the elimination of our Nasdaq listing will further reduce the existing limited trading market for HLFC shares. After the deregistration of our shares, we will no longer be subject to the liability provisions of the Exchange Act that apply to public companies or the provisions of the Sarbanes-Oxley Act, including the requirement that HLFC's officers certify the accuracy of HLFC's financial statements.

      Discussed below are some additional effects of the Stock Splits on certain persons or groups.

      Effects on Cashed Out Holders. Upon completion of the Stock Splits, Cashed Out Holders (i.e., holders of less than 600 HLFC shares immediately before the completion of the Stock Splits):

      - Will have their HLFC shares cancelled in exchange for the Cash Out Price instead of selling their shares at a time and for a price of their choosing;

      - Instead of receiving a fractional share, will receive cash, in a taxable transaction, equal to $20.75 for each HLFC share held immediately before the Stock Splits;

      - Will receive the Cash Out Price without paying brokerage commissions or other transaction fees;

      - Will no longer be a shareholder of HLFC and will not be able to participate in HLFC's future earnings or growth; and

      - Will receive no interest on cash payments owed to them by HLFC as a result of the Stock Splits.

      For a discussion of the federal income tax consequences of the Stock Splits, please see the section of this Proxy Statement entitled "Stock Splits Proposal - Material Federal Income Tax Consequences."

      If you hold HLFC shares in "street name" through a nominee (such as a broker or bank), the Stock Splits may not affect you the same as they do record holders. HLFC intends for the Stock Splits to be affected at the record holder level. This means that if your nominee owns of record more than 600 shares, you will not be cashed out even if you beneficially own less than 600 shares. Shareholders holding shares in street name should contact their nominee to determine how the Stock Splits will affect them.

      If you hold less than 600 HLFC shares, and you prefer to remain a HLFC shareholder after the Stock Splits, you may do so by taking one of the following actions far enough in advance so that it is complete prior to the Effective
Date:

      - Purchase a sufficient number of additional shares, if available, on the open market and have them registered in your name and consolidated with your current record account, if you are a record holder, so that you hold at least 600 HLFC shares in your record account immediately before the Effective Date;

      - If your nominee owns more than 600 HLFC shares immediately prior to the Effective Date, you are not required to take any action to remain a shareholder of HLFC if you continue to hold your HLFC shares through your nominee on the Effective Date. If your nominee owns less than 600 HLFC shares, you may acquire additional shares in your street name account, if available, in the open market. Due to the limited market in HLFC shares, there is no assurance that you will be able to purchase enough shares to remain a shareholder of HLFC. You should contact your nominee to determine how the Stock Splits will affect you.

      - If applicable, consolidate accounts in which you hold an interest so that you hold at least 600 HLFC shares in one record account immediately before the Stock Splits.

      If you are a Cashed Out Holder, you will receive a letter of transmittal from us as soon as practicable after the Stock Splits are completed. The letter of transmittal will contain instructions on how to surrender your existing share certificate(s) to the Transfer Agent for your cash payment. You will not receive your cash payment until you surrender your outstanding share certificate(s) to the Transfer Agent, along with a completed and executed copy of the letter of transmittal. DO NOT SEND YOUR SHARE CERTIFICATE(S) IN WITH YOUR PROXY. PLEASE WAIT UNTIL YOU RECEIVE YOUR LETTER OF TRANSMITTAL TO SURRENDER YOUR SHARE CERTIFICATE(S) TO THE TRANSFER AGENT.

      Effects on Continuing Holders. If the Stock Splits are completed, Continuing Holders (i.e., holders of 600 or more HLFC shares immediately before the Stock Splits):

      -     Will hold the same number of shares before and after the Stock
            Splits;

      -     Will not receive cash for any portion of their HLFC shares;

      - Will likely experience a further reduction in liquidity of HLFC shares;

      - Will not experience a significant increase in their respective ownership percentages of HLFC shares; and

      -     Will have less access to information about HLFC.

      Upon the termination of the registration of our shares under the Exchange Act, HLFC shares will no longer be eligible for trading or quotation on any securities market or quotation system, except the Pink Sheets(R) or OTCBB. In order for HLFC shares to be quoted in the Pink Sheets(R) or the OTCBB, one or more broker-dealers would need to act as market maker and sponsor our shares. Although we anticipate that a broker-dealer will sponsor our shares in the Pink Sheets(R) or on the OTCBB, there can be no assurance that any broker-dealer will be willing to act as a market maker in our shares after the Stock Splits.

      If you hold 600 or more HLFC shares and you prefer to be completely cashed out in connection with the Stock Splits, you may do so by selling enough HLFC shares in the open market so that you hold less than 600 HLFC shares as of the Effective Date. Due to the limited market for HLFC shares, there is no assurance that you will be able to sell enough shares to reduce your holdings to less than 600 HLFC shares. If you hold HLFC shares in "street name," you should contact your nominee (such as your broker or bank) to determine how the Stock Splits will affect you. If your nominee owns 600 or more HLFC shares, you can ensure you are cashed out by transferring your HLFC shares into a record account with HLFC far enough in advance that the transfer is complete prior to the Effective Date.

      Effects on HLFC Share Certificates. In connection with the Stock Splits, our common shares will be identified by a new CUSIP number. This new CUSIP number will appear on all share certificates issued after the Effective Date. All shares certificates evidencing ownership of HLFC shares outstanding prior to the Stock Splits will, after the Effective Date, be deemed to represent (a) for Cashed Out Holders, the right to receive $20.75 for each HLFC share being repurchased, and (b) for Continuing Holders, the right to receive a new share certificate with the new CUSIP number. Do not send your share certificates to the Transfer Agent until you have received a letter of transmittal and have followed the instructions in that letter.

      Effects on HLFC. We intend to apply to the SEC to deregister our shares as soon as practicable after completion of the Stock Splits. Upon deregistration of our shares, our duty to file periodic reports with the SEC will be suspended for as long as we have fewer than 300 record shareholders and we will no longer be a public reporting company. In addition, we will be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. However, we will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws and we will also continue to be subject to regulation by the Office of Thrift Supervision of the Department of the Treasury (the "OTS"), the Federal Deposit Insurance Corporation (the "FDIC"), and the Ohio Division of Financial Institutions (the "Ohio Division") as applicable to savings and loan holding companies and Ohio savings banks.

      We currently intend to continue to provide annual audited financial statements and proxy statements to our shareholders, although there is no requirement that we do so. If provided, these documents may not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders and our financial statements may not be accompanied by management's discussion and analysis in the same detail. It will be more difficult for our shareholders to obtain information about us.

      As a result of the deregistration of our shares, we estimate that we will save approximately $200,000 in annual costs associated with being a public company, as well as a reallocation to other aspects of our operations of approximately $65,000 of personnel expense for time currently spent by management and employees associated with our SEC reporting activities. Additionally, we anticipate a one time cost savings of $34,200 in expenses to comply with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. These anticipated savings are discussed under the heading "Purpose of and Reasons for the Stock Splits - Reduced Costs and Expenses" above.

      Although we will no longer be a public reporting company, we expect our business and operations, and the business and operations of Home Loan, to continue as they are presently conducted. The executive officers and directors of HLFC and Home Loan will not change due to the Stock Splits. Home Loan's deposits will continue to be insured by the FDIC and we will continue to be regulated by the same bank regulatory agencies. HLFC expects to realize time and cost savings as a result of terminating its public company status, and intends to invest those savings in other areas of its and Home Loan's business operations. Other than as described in this Proxy Statement, neither HLFC, Home Loan nor their management has any current plans or proposals to do any of the following: effect any extraordinary corporate transaction (such as a merger, reorganization or liquidation); sell or transfer any material amount of HLFC or Home Loan assets; change the composition of the Board or management of HLFC or Home Loan; change materially HLFC's indebtedness or capitalization; change HLFC's dividend policy; or otherwise effect any material change in HLFC's corporate structure or business.

      Currently, we have no plans to issue HLFC shares after the Stock Splits, other than pursuant to HLFC's 1998 Stock Option and Incentive Plan (the "Option Plan"), but we reserve the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in HLFC's best interests. If, in the future, the Board determines that the adoption of a new stock option plan would be beneficial to HLFC, it may, in its discretion, adopt such a plan without shareholder approval. The exercise of options granted under any newly adopted plan would reduce the ownership percentage of HLFC's shareholders at the time. Holders of HLFC shares currently do not have, and will not have, any preemptive or other preferential rights to purchase any equity securities that we may issue in the future, unless such rights are specifically granted to such holders.

      After the Stock Splits are completed, we may, from time to time, repurchase HLFC shares in privately negotiated sales or other transactions. Whether or not we purchase shares in the future will depend on a number of factors, including HLFC's financial condition, operating results and available capital at the time.

      Effects on Rights of HLFC Shares. The rights associated with HLFC shares will be unaffected by the Stock Splits, and there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. The HLFC Shares acquired by HLFC in the Stock Splits will be held in HLFC's treasury.

      Effect on ESOP. Because the HLFC shares will no longer be traded or quoted on the Nasdaq or any other established securities market, HLFC's Employee Stock Ownership Plan (the "ESOP") will be required to obtain annual appraisals to value the HLFC shares owned by the ESOP. In addition, under the terms of the ESOP, the participants in the ESOP will have a "put right" which permits a participant to require HLFC to repurchase the participant's ESOP shares when they are distributed to the participant.

      Effects on HLFC's Executive Officers, Directors and Affiliates. If we complete the Stock Splits and deregister, our affiliates, consisting of our executive officers, directors and any shareholders who own more than ten percent (10%) of HLFC shares, will be relieved from complying with the stock ownership reporting requirements and "short swing profit" trading restrictions under
Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates will also lose the ability to dispose of their HLFC shares pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act").

      As is more thoroughly discussed under the heading "Information About HLFC
- Interests of Certain Persons in Matters to be Acted Upon," we expect that upon the completion of the Stock Splits, our executive officers and directors will own approximately _____% of the then outstanding HLFC shares, as compared to approximately ____% of the shares outstanding immediately prior to the Stock Splits.

ALTERNATIVES TO THE STOCK SPLITS

      In making its determination to proceed with the Stock Splits, the Board considered the feasibility of the alternative transactions described below. The Board did not investigate the potential costs of the transactions listed below because it determined that they either had no certainty of sufficiently reducing the number of HLFC's shareholders or had other features, such as triggering dissenters' rights, which could possibly add to the expense and the uncertainty of the transaction.

      Issuer Tender Offer. The Board considered the feasibility of an issuer tender offer to repurchase HLFC shares. The primary disadvantage of this type of transaction is that, due to its voluntary nature, we would have no assurance that enough HLFC shares would be tendered to sufficiently reduce the number of HLFC's shareholders. In addition, the rules governing tender offers require equal treatment of all shareholders, including pro rata acceptance of offers from shareholders. These requirements make it difficult to ensure that we would be able to reduce the number of record holders of HLFC shares enough to permit us to deregister the HLFC shares, potentially resulting in our incurring the expense of repurchasing numerous shares and still being unable to deregister. As a result of these disadvantages, the Board determined not to pursue this alternative.

      Odd-Lot Tender Offer. Another option considered by the Board was an odd-lot tender offer. In an odd-lot tender offer we would offer to repurchase, at a designated price per share, HLFC shares held by any holder of less than 100 shares. Unlike general tender offers, which require HLFC to permit all shareholders to participate equally, there is an exception for tender offers to holders of less than 100 shares. However, even if all holders of less than 100 HLFC shares participated in the tender, we still could not sufficiently reduce our number of shareholders to enable us to deregister. As a result, the Board rejected this alternative.

      Traditional Stock Repurchase Program. The Board also considered a plan whereby HLFC would periodically repurchase HLFC shares on the open market at market prices. The Board rejected this type of transaction since repurchasing enough shares in this manner to enable us to deregister our shares would likely take an extended period of time, have no assurance of success and be of undeterminable cost.

      Reorganization Through A Cash Out Merger. The alternative available to the Board which was most similar to the Stock Splits was coordinating a merger with a shell corporation and reissuing stock to the shareholders of the newly merged entity. The share exchange would be such that shareholders owning less than 600 HLFC shares prior to the merger would be cashed out, and shareholders owning more than 600 shares would become shareholders in the newly merged entity. The Board of Directors concluded that the Stock Splits were a better alternative since they do not require the formation of a new entity, allow HLFC to avoid the regulatory issues and approvals associated with the merger of HLFC into another corporation and do not trigger dissenters' rights as a cash out merger would.

      Sale of HLFC. The Board recognized that a sale of HLFC was an available option, but the Board is attempting to achieve the limited goal of eliminating our public company expenses. A sale of HLFC would go well beyond achieving this limited purpose. Our focus on serving our community and our local customer base has enabled us to grow steadily and increase shareholder value. The Board does not believe that it is time to abandon this model and is instead seeking to reduce costs and the burden of being a public company to enable us to further pursue this focus and remain independent.

      Maintaining the Status Quo. The Board considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. The Board believes that maintaining the status quo is not in the best interests of HLFC and its shareholders and rejected this alternative.

FAIRNESS OF THE STOCK SPLITS

      The Board believes that the Stock Splits are substantively and procedurally fair to affiliated and unaffiliated shareholders, including Cashed Out Holders and Continuing Holders. After consideration of all aspects of the Stock Splits, as described below, the directors unanimously approved the Stock Splits. Except for such approval, we are not aware that any of HLFC's executive officers, directors or affiliates has made a recommendation either in support of or opposed to the Stock Splits.

      Affiliated and unaffiliated shareholders will be treated equally in the Stock Splits. The only factor affecting whether a shareholder will be cashed out or will remain a shareholder of HLFC is the number of shares held by the shareholder. As a result, the Stock Splits are not structured so that approval of at least a majority of unaffiliated shareholders is required. In determining not to seek such approval, the Board was aware that HLFC's executive officers and directors, who together own approximately ____% of the HLFC shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote in favor of the Stock Splits.

      In determining the fairness of the Stock Splits, the Board chose not to form a special committee of the Board to evaluate the Stock Splits. The Board is comprised primarily of independent directors and, although all of the directors own HLFC shares, the 600 share threshold was determined without regard to their share ownership. As this was the sole potential conflict of interest and the directors will be treated identically to all other shareholders in the Stock Splits, the Board did not feel that the additional protections that may be afforded by an independent committee would be significant. Accordingly, no independent committee of the Board has reviewed the fairness of the Stock Splits.

      Additionally, the Board chose to not retain an unaffiliated representative to act solely on behalf of the shareholders for the purpose of negotiating the terms of the Stock Splits or preparing a report covering the fairness of the Stock Splits. We have not made any provision in connection with the Stock Splits to grant unaffiliated shareholders access to our corporate files or to obtain counsel or appraisal services at our expense. The Board views (i) the Fairness Opinion, (ii) the need to obtain the affirmative vote of the holders of at least a majority of the outstanding HLFC Shares, and (iii) the other matters discussed in this Proxy Statement as affording adequate procedural safeguards to unaffiliated shareholders without the extraordinary expense of multiple financial or legal advisors. With respect to unaffiliated shareholders' access to our corporate files, the Board determined that this Proxy Statement, together with our other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Stock Splits. The Board also considered the fact that under Ohio law, subject to certain conditions, shareholders have the right to review our relevant books and records.

      The Board determined that the steps discussed above would be costly and would not provide any meaningful additional benefits, and did not feel they were necessary to ensure the fairness of the Stock Splits. The Board noted the fact that the financial advisor engaged by HLFC considered and rendered its opinion as to the fairness of the Cash Out Price, from a financial point of view, to HLFC's shareholders.

      In determining the fairness of the Stock Splits, the Board considered the factors discussed below. The Board believes that the Stock Splits are substantively fair to HLFC's shareholders in light of these factors, taken together with the disadvantages also discussed below. The Board did not assign specific weight to the following factors in a formulaic fashion, but did place special emphasis on the significant cost and time savings we expect HLFC to realize from deregistration of our shares and the opportunity for unaffiliated holders of HLFC Shares to sell their shares at a premium, without brokerage fees or commissions.

      Significant Cost and Time Savings. By deregistering the HLFC shares and suspending our reporting obligations under the Exchange Act, we expect to realize recurring annual cost savings of approximately $200,000 and non-recurring savings of approximately $34,200 in consulting fees that we would otherwise expect to incur due to compliance with the internal controls audit requirements of Section 404 of the Sarbanes-Oxley Act. In addition, we will be able to reallocate personnel to other areas of operations. We estimate that approximately $65,000 of our annual personnel expense is for time previously spent by our management to prepare and review our reports required to be filed with the SEC under the Exchange Act. Please see the section entitled "Special Factors - Reasons for the Stock Splits" for more information about these cost savings.

      The Cash Out Price of $20.75 per HLFC share represents (i) a premium of [5.7]% over the average closing price of HLFC shares over the 60 trading days prior to and including [February 22], 2005, which was $[21.49] per share, (ii) a premium of [2.4]% over the average closing price of HLFC shares over the 30 trading days prior to and including [March 22], 2005, which was $[19.61] per share, and (iii) a premium of [14.64]% over the closing price of HLFC shares on [April 12], 2005, which was $[18.10] per share.

      The Board reviewed the proposal made by Keller & Company that $20.75 per share be established as the Cash Out Price. In reviewing this proposal, the Board took into consideration that, historically, the market for HLFC shares has not been very liquid. Over the past few years, the liquidity of HLFC shares has steadily decreased, as evidenced by an average trading volume in fiscal 2004 of only 441 shares per day, down from 1,817 shares per day in fiscal 2001.

      The Board, in the exercise of its business judgment, approved $20.75 as the Cash Out Price for the HLFC shares because it represented fair consideration at a premium to the current and historical market prices of our shares without being so high as to be unfair to the Continuing Holders. The Board determined that the Stock Splits are fair in part because they provide Cashed Out Holders with an opportunity to liquidate their HLFC shares without paying brokerage commissions or other transaction fees.

      While performing its analysis for the Fairness Opinion, Keller & Company selected the valuation analyses it deemed most relevant based on its knowledge of HLFC and HLFC's expressed intent to continue as an operating entity and not liquidate. Please see the section entitled "Opinion of Keller & Company" for a discussion of these analyses.

      Net Book Value. The Board believes that HLFC's net book value per share does not properly reflect our earnings stream and cash flow, two factors it considers critical for a meaningful valuation of the HLFC shares. Net book value is based upon the historical cost of a company's assets and ignores the value of a company as a going concern. The value of items such as a positive business reputation, a trained workforce and established customer accounts are ignored in computing net book value. The Board believes that the proper valuation of HLFC should be based on our historical and prospective operating performance and Keller & Company's analysis was based upon this premise. As set forth in greater detail in the section of this Proxy Statement entitled "Financial Information - Summary Historical

Financial Information," our book value per share as of March 31, 2005 was $13.49. The Board believes that the valuation of HLFC shares, as determined by Keller & Company, as well as the market price of our shares on April 12, 2005 ($18.10 per share), are significantly greater than our book value per share.

      Liquidation Value. In determining the fairness of the Cash Out Price, the Board did not view HLFC's liquidation value as representative of the value of our shares. Most of HLFC's (and Home Loan's) assets are financial assets, and their liquidation value roughly approximates their book value. If Home Loan's assets were sold in an orderly liquidation, some of Home Loan's loans and deposits may be sold at a slight premium over book value, but other assets may be sold at a discount. Also, as a result of the liquidation process, we would incur greater legal fees, costs of sale and other expenses of the liquidation process. As a result, the Board believes that our liquidation value would be less than the current trading price of HLFC shares.

      Going Concern Value. The Board also reviewed and considered the valuation of our shares as a going concern. As part of its review, the Board considered Keller & Company's analysis regarding our peer groups and the comparison of our key pricing ratios compared to those of our peer groups. This analysis is discussed later in this Proxy Statement under the heading "Opinion of Keller & Company - Public Comparables Analysis." The Board reviewed and adopted Keller & Company's analysis which reflects that our pricing ratios are consistently higher than our peer groups. Based on that analysis and our ongoing operations, the Board determined that our trading price generally reflected the value of HLFC shares on a going concern basis.

      Equal Treatment of Affiliated and Unaffiliated Holders of HLFC Shares. The stock splits will not affect holders of HLFC shares differently on the basis of affiliate status. The sole determining factor in whether a shareholder will be a Cashed Out Holder or Continuing Holder as a result of the Stock Splits is the number of HLFC shares held by the shareholder immediately prior to the Stock Splits. Please see the section entitled "Stock Splits Proposal - Summary and Structure" for more information.

      Minimum Effect on Voting Power. The Stock Splits will have minimum effect on the voting power of HLFC's shareholders. The HLFC shares are the only voting shares of HLFC and will continue to be the only voting shares after the Stock Splits. The voting and other rights of HLFC shares will not be affected by the Stock Splits. The only effect of the Stock Splits on HLFC's voting power will be a slight change in the overall ownership percentage of the Continuing Holders.

      No Material Change in Ownership Percentage of Executive Officers and Directors. Since only an estimated 84,538 out of [1,699,913] outstanding HLFC shares will be eliminated as a result of the Stock Splits, the percentage ownership of the Continuing Holders will be approximately the same as it was prior to the Stock Splits. For example, the executive officers and directors of HLFC and Home Loan currently beneficially own approximately _____% of the outstanding HLFC shares, and will beneficially own approximately ____% of the outstanding HLFC shares following the Stock Splits. All of HLFC's directors and executive officers currently have over 600 shares, except Mr. Conidi, and will remain shareholders of HLFC after completion of the Stock Splits. Please see the section entitled "Information About HLFC - Interest of Certain Persons in Matters to be Acted Upon."

      Potential Ability to Control Decision to Remain a Holder of or Liquidate HLFC Shares. Another factor considered by the Board in determining the fairness of the Stock Splits to holders of HLFC shares is that current holders of fewer than 600 shares can remain HLFC shareholders by acquiring additional shares so that they own at least 600 HLFC shares immediately before the Effective Date. Conversely, shareholders that own 600 or more HLFC shares who desire to liquidate their shares in connection with the Stock Splits at the premium price offered can reduce their holdings to less than 600 HLFC shares by selling shares prior to the Effective Date. The Board did not place undue emphasis on this factor due to the limited trading market for the HLFC shares. Please see the section entitled "Special Factors - Effects of the Stock Splits."

      Other Factors. Although potentially relevant to a determination of fairness of the Stock Splits, the factors listed below are, for the reasons given, not applicable to HLFC, and were not considered by the Board for this reason.

      - Firm Offers. No firm offers to purchase HLFC have been made during the past two calendar years or during the current calendar year. We have not received any firm offers to purchase HLFC and the Board did not seek out any such offers. The Board believes that a sale of HLFC is not in our best interests or the best interests of our shareholders, customers, employees or community at this time.

      - Prior Public Offerings. We have not made any underwritten public offering of our shares or any other securities since our initial public offering in 1998.

      - Merger, Consolidation or Other Extraordinary Transaction. We have not engaged in a merger or consolidation with another company or in any other extraordinary transaction, such as the sale or other transfer of all, or a substantial part, of our assets, during the past two calendar years or during the current calendar year.

      - Securities Purchases. There have not been any purchases of our shares that would enable the holder to exercise control of HLFC.

DISADVANTAGES OF THE STOCK SPLITS

      Potential Reduction of Market for HLFC Shares. After the completion of the Stock Splits and the deregistration of our shares, we will no longer be listed on the Nasdaq. As a result, we anticipate that the public market for HLFC shares may be reduced. The Board, however, considered that potential trades in HLFC shares could be facilitated by a market maker in the Pink Sheets(R) or OTCBB following deregistration. Please see the section entitled "Special Factors - Effects of the Stock Splits."

      Possible Decline in Price of the HLFC Shares. After the completion of the Stock Splits, the liquidity of our shares may be reduced. In addition, the lack of publicly available financial and other information about HLFC and the diminished opportunity for HLFC's shareholders to monitor HLFC's management due to the reduced availability of public information may cause the Continuing Holders to experience a decrease in the price at which they may sell their shares. Please see "Special Factors - Fairness of the Stock Splits - Disadvantages of the Stock Splits - Potential Reduction of Market for HLFC Shares" and "Special Factors - Fairness of the Stock Splits - Disadvantages of the Stock Splits - Termination of Publicly Available Information about HLFC."

      Termination of Publicly Available Information About HLFC. After deregistration of HLFC shares under the Exchange Act, information regarding our operations and financial results that is currently available to the general public and our investors will not be readily available after deregistration, and investors seeking information about us will have to contact us directly to receive such information. We may or may not provide investors with requested information that we are not required by law to provide. The Stock Splits will not affect the right of the Continuing Holders under Ohio law to obtain certain information from HLFC. Under Ohio law, a shareholder has the right to make a written request to inspect certain books and records for any purpose reasonably related to the person's interest as a shareholder. The Board believes that the overall benefits to HLFC of no longer being a public reporting company substantially outweigh the disadvantages associated with a lack of publicly available information about HLFC. Please see the section entitled "Special Factors - Effects of the Stock Splits."

      Sarbanes-Oxley Act and Other Reporting and Disclosure Provisions Will No Longer Apply to HLFC. After the completion of the Stock Splits and the deregistration of our shares, we will no longer be subject to the provisions of the Sarbanes-Oxley Act or the liability provisions of the Exchange Act that apply to public companies, including the requirement that the chief executive officer and the chief financial officer certify the accuracy of the financial statements contained in our Exchange Act filings.

      HLFC Will No Longer Have the Potential Benefits Normally Associated with Public Reporting Company Status. Another potential disadvantage of the Stock Splits is that we will no longer have the benefits normally associated with being a public reporting company, such as better access to the capital markets for issuances of securities. We would still have access to capital markets, but if we were to conduct an offering of HLFC shares or other securities we would have to again become a reporting company, and the expenses that we are seeking to eliminate would then be reinstated. We believe that the cost savings of deregistration outweigh the drawbacks of losing more ready access to the capital markets. We have historically had excess capital and have not needed to obtain financing through public offerings. We have not issued HLFC shares or any other securities in a public offering since our initial public offering in 1998, and we do not presently foresee any need to do so.

      Another advantage of being a public company is using company stock, as opposed to cash or other consideration, to effect acquisitions. The opportunities for companies our size to acquire other businesses using stock are limited. We have not previously completed an acquisition using stock and, given the limited opportunities for such acquisitions, it is uncertain that would be able to do so in the future.

      Cashed Out Holders will not Participate in Future Increases in Value of HLFC Shares or Payments of Dividends. Following the Stock Splits, Cashed Out Holders will have no further financial interest in HLFC and will not have the opportunity to participate in the potential appreciation in the value of, or the payment of dividends on, HLFC shares.

CONCLUSION

      The Board believes that all of the factors mentioned above, both favorable and unfavorable, when viewed together support a conclusion that the Stock Splits are fair to all HLFC shareholders, including the Cashed Out Holders and Continuing Holders.

                              STOCK SPLITS PROPOSAL

BACKGROUND OF THE STOCK SPLITS

      HLFC became an SEC reporting company in 1998 in connection with the mutual to stock conversion of Home Loan. The conversion was governed by OTS regulations. One of the most significant features of the OTS conversion regulations was the process to determine how much stock would be offered in the conversion. HLFC, like many companies which converted in the 1990's, was required to raise more capital than would have been desirable had the Board been able to choose the amount of capital to raise. Other aspects of the OTS regulations which affected HLFC's early existence as a public company included the requirement that converted companies remain Exchange Act reporting companies for at least three years after conversion and the OTS limitations on stock repurchases during the first three years following conversion. As a result of these regulations, HLFC had excess capital, it could not fully utilize stock repurchases as a mechanism for managing its excess capital, and it had to remain a public company until at least 2001.

      The 2001 fiscal year was the first year in which deregistering was an option for HLFC. Up to that time, the costs of being a public company had been relatively stable from year to year and HLFC was hopeful that it would have the opportunity to grow through acquisitions and that it would be beneficial to have a publicly traded stock as acquisition currency. HLFC intended to utilize stock repurchases and capital distributions as the principal means of deploying its excess capital. HLFC paid a special dividend of $4.00 in 1999. HLFC has continually pursued share repurchases, but the declining trading volume has reduced the efficacy of repurchases as a capital management tool. HLFC's excess capital also meant that the easier access to the capital markets available to public companies was not a meaningful advantage to HLFC. It was becoming more apparent to the Board that HLFC was not realizing the benefits of being a public company, while it continued to incur the expense. Management and the Board began to informally discuss the benefits and disadvantages of remaining a publicly traded company.

      The passage of the Sarbanes-Oxley Act in 2002 ushered in a wave of corporate reforms that have increased HLFC's expense as a public company without enhancing, from an operations perspective, the benefits of being a public company. In anticipation of the adoption of the regulations implementing the Sarbanes-Oxley Act, Mr. Robert Hamilton became concerned about the additional expenses HLFC would incur in complying with the new regulations. So, he asked outside legal counsel to discuss with the Board the implications of the Sarbanes-Oxley Act and the option of going private.

      On April 8, 2003, legal counsel met with the Board and discussed the anticipated changes that would result from the Sarbanes-Oxley Act, their effect on HLFC and required compliance dates. Legal counsel also outlined the advantages and disadvantages of deregistering with the SEC, and the Board discussed at that time the feasibility of going private. However, since all of the ramifications of the Sarbanes-Oxley Act were not yet known, the Board decided to delay making a decision regarding going private.

      As the regulations implementing the Sarbanes-Oxley Act were put into place in 2003 and 2004 and the associated compliance costs began to come into focus, HLFC's legal and professional fees increased in the 2003 and 2004 fiscal years, with the expense of complying with the internal control audit requirements of
Section 404 yet to be a factor. As a result, the issue of remaining a public company began to take on greater significance for HLFC.

      In anticipation of the original compliance date of 2005 for Section 404 of the Sarbanes-Oxley Act, management contacted a public accounting firm with
Section 404 expertise to request a proposal regarding the costs of implementing an internal control structure to comply with Section 404. In April

2004, the public accounting firm provided management with an estimate for outside professional fees of $71,000 to document and implement a compliant internal control structure, contingent upon performance of a substantial amount of the work by HLFC's internal personnel.

      On June 8, 2004, the Board requested that management once again investigate the option of going private in light of the additional compliance that would be incurred in order to comply with Section 404. Since the stock conversion in 1998, the Board had achieved meaningful success in growing HLFC and increasing shareholder value, despite some of the limitations it encountered. Because the Board believes that future growth and further enhancement of shareholder value remain viable prospects for HLFC, it appeared that it remained in the best interests of a majority of HLFC's shareholders for HLFC to remain independent, but not as a public company. In the meantime, the Audit Committee authorized the public accounting firm to begin its work for documenting and implementing compliant internal controls. Between September 2004 and December 2004, when Section 404 work by the firm was halted pending the outcome of this Special Meeting, HLFC spent approximately $36,800 for those services.

      During the period from July through November 2004, Mr. Robert Hamilton discussed the possibility of going private with HLFC's internal and external auditors. These discussions included estimates for HLFC's ongoing compliance costs as a public versus private company. Then, HLFC's Audit Committee met with HLFC's auditor to discuss various audit and accounting issues, including Section 404 compliance. The auditor estimated that adding Section 404 attestation procedures to the annual audit process would likely cause our annual audit costs to increase approximately $50,000 per year.

      In December 2004, Mr. Robert Hamilton requested detailed information from legal counsel regarding the going private process. In January 2005, legal counsel provided management with an analysis of the advantages and disadvantages of deregistering and an outline of different methods for going private including a reverse stock split, merger and self-tender offer.

      As part of the information gathering process, on February 21, 2005, Mr. Robert Hamilton, Mr. Bair and Mr. Conidi attended a seminar regarding shareholder reduction strategies. Then, on March 1, 2005, Mr. Hamilton and Mr. Bair attended a going private seminar sponsored by the Ohio Bankers League. After each of these seminars, Mr. Hamilton and Mr. Bair reviewed the materials provided and discussed their views regarding HLFC going private and deregistering. Because Mr. Hamilton and Mr. Bair both believed that going private was in the best interests of the shareholders and HLFC, Mr. Hamilton began to have informal discussions with several of the directors regarding the implications of going private.

      At a meeting on March 8, 2005, which was attended by all directors, Mr. Hamilton reported on the seminars he and Mr. Bair had attended. Then, Mr. Bair discussed with the Board the anticipated costs associated with HLFC's ongoing compliance with the Exchange Act rules and regulations, particularly the increased compliance requirements of Sarbanes-Oxley. Management estimated the annual costs for complying with Section 404 of the Sarbanes-Oxley Act would be $115,000, plus an additional $34,200 in fiscal year 2006 for implementation and execution of a plan for compliance, in addition to HLFC's historical expenses associated with being a public company. The Board also discussed the advantages and disadvantages of being a private company. Management recommended that HLFC go private based on management's assessment of the costs to remain a public company versus the likely benefits of remaining a public company. Legal counsel participated by telephone and addressed the benefits and disadvantages of deregistering and alternative methods for going private. The methods discussed included a reverse stock split, a cash out merger and forms of tender offers. The Board discussed all of this information with management and legal counsel, including the effects on shareholders who would be eliminated in the transaction. The Board also reviewed the current composition of our shareholders and number of shares issued and outstanding, and began to analyze the possible costs associated with a going private transaction. The Board instructed Mr. Hamilton to hire an independent financial advisor to obtain a fairness opinion, continue to refine the financial analysis of the cost of remaining public compared to going private, and assist legal counsel in drafting a proxy statement.

      At a regular Board meeting on April 12, 2005, with all directors in attendance, Mr. Michael Keller of Keller & Company presented the Fairness Opinion. Mr. Keller discussed with the Board Keller & Company's valuation analysis with respect to HLFC shares. It presented the Board with information regarding (i) trading history, including volume and prices, of the HLFC shares, and (ii) a review of the market performance and trading history of companies comparable to HLFC. Mr. Keller stated that the current trading price of HLFC shares as a multiple of earnings was slightly below its peers, but as a percent of book value per share was above the level of its peers. The Board discussed the pros and cons of paying a premium above the current trading price. After presenting the relevant financial information, Keller & Company advised the Board that, in its opinion, a per share purchase price of $20.75 per HLFC share in lieu of issuing fractional shares to Cashed Out Holders would be fair to all of our shareholders. The information presented to the Board by Keller & Company regarding its financial analysis is described more fully under the heading "Opinion of Keller & Company."

      Next, legal counsel and Mr. Keller addressed questions the Board had, including the effect of being private on future acquisitions, the methods for valuing shares after going private, and the change in liquidity resulting from a going private transaction.

      Finally, Mr. Hamilton and Mr. Bair presented to the Board their analysis of HLFC's shareholder list and their determination and recommendation of a split ratio of 1-for-600. Management believed this ratio balanced the Board's goals of reducing the number of shareholders to a level comfortably below the 300 shareholder threshold at which reporting obligations would be reinstated, while minimizing the number of shareholders who would be cashed out. The Board reviewed analyses prepared by management regarding the anticipated financial impact of the Stock Splits. Specifically, the Board considered the total number of HLFC shares which would be exchanged for cash in the Stock Splits and considered its resulting impact on our financial condition. The Board then discussed the fairness of the price to be paid in light of, among other factors, the historical trading price of the shares, our going concern value, liquidation value and net book value and the impact of the Stock Splits on the relative voting power of HLFC's shareholders. The Board also discussed the desirability of a forward split immediately following the reverse split to avoid an unusually high per share value for HLFC shares after the completion of the reverse split. The Board determined that a subsequent forward split was desirable. After further discussion, the Board authorized management to pursue the going-private transaction, including asking legal counsel to draft the required proxy statement for review and approval of the Board at its next meeting.

      In advance of the next Board meeting, management submitted a draft of the Proxy Statement to the directors. At the meeting on May 10, 2005, the Board discussed the Proxy Statement, the structure of the Stock Splits and the fairness of the transaction to all shareholders. Legal counsel was available by telephone to answer questions from the directors. After further consideration and deliberation, the Board unanimously approved the Stock Splits with a $20.75 price per share to be paid to Cashed Out Holders and recommended the approval of the Stock Splits by HLFC's shareholders.

SUMMARY AND STRUCTURE

      The Board has authorized and recommends that you approve the Stock Splits. The Stock Splits consist of two steps. First, we will conduct a 1-for-600 reverse stock split of the HLFC shares. In the reverse split, (i) any holder of 600 or more HLFC shares immediately before the reverse stock split will receive approximately .00167 shares for each HLFC share then owned and (ii) holders of less than 600 HLFC shares will have their shares cancelled and will receive $20.75 in cash for each HLFC share owned immediately prior to the reverse split. The reverse split will be followed immediately by a 600-for-1 forward stock split of the HLFC shares. The Stock Splits will take effect on the Effective Date (the date the Ohio Secretary of State accepts for filing certificates of amendment to our Articles). The proposed amendments to our Articles are attached to this Proxy Statement as Exhibits B and C and are incorporated herein by reference. Generally, the effect of the Stock Splits can be illustrated by the following examples:

Hypothetical Scenario                                                 Result
---------------------                                                 ------
Shareholder A holds 300 HLFC                      Shareholder A's 300 shares will be converted into the
shares in a single record account                 right to receive $6,225 in cash (300 x $20.75). If
and holds no other HLFC shares.                   Shareholder A wanted to continue to be a shareholder
                                                  after the Stock Splits, he could purchase an additional
                                                  300 HLFC shares far enough in advance of the Stock
                                                  Splits so that the purchase is complete by the Effective
                                                  Date.

Shareholder B holds 300 HLFC                      HLFC intends for the Stock Splits to be effected at the
shares in a brokerage account and                 record holder level. As a result, HLFC will look at the
holds no other shares.                            aggregate number of HLFC shares owned by the broker for
                                                  itself and on behalf of all other street name owners.
                                                  Shareholders holding shares in street name should
                                                  contact their broker to determine how the Stock Splits
                                                  will affect them. If the total number of shares owned by
                                                  the broker is greater than 600 shares, Shareholder B's
                                                  ownership will not be effected and she will continue to
                                                  hold 300 HLFC shares. If, in the aggregate, the broker
                                                  owns less than 600 HLFC shares, Shareholder B will be
                                                  entitled to receive $6,225 in cash (300 x $20.75).

Shareholder C holds 625 HLFC shares               Shareholder C's ownership will not be affected and he
in a single record account and holds              will continue to hold 625 HLFC shares after the Stock
no other shares.                                  Splits.

Shareholder D holds 350 shares in each            After the Stock Splits, Shareholder D will continue to
of two separate record accounts for a             hold 700 HLFC shares.
total of 700 HLFC shares. Shareholder D
holds no other HLFC shares.

Husband and Wife each hold 350 HLFC               Shares held in joint accounts will not be added to
shares in separate record accounts and            shares held individually in determining whether a
hold 350 shares jointly in another                shareholder will remain a shareholder after the Stock
record account. They own no other                 Splits. In this situation, Husband and Wife will each be
HLFC Shares.                                      entitled to receive $7,262.50 for the shares held in
                                                  their individual record accounts (350 x $20.75).
                                                  Further, they will be entitled to receive $7,262.50 for
                                                  the HLFC shares held in their joint account. Husband and
                                                  Wife will hold no HLFC shares after the Stock Splits. If
                                                  Husband and Wife wished to continue to be shareholders
                                                  after the Stock Splits, they could transfer a sufficient
                                                  number of shares from one account into another so that
                                                  at least 600 HLFC shares are held in one account prior
                                                  to the Effective Date.

      The Board has set the Cash Out Price at $20.75 per HLFC share held immediately prior to the Stock Splits. The Board made this determination in good faith, based upon the Fairness Opinion and other factors the Board deemed relevant. Please see the sections entitled "Special Factors - Purpose of and Reasons for the Stock Splits," "Special Factors - Fairness of the Stock Splits" "Opinion of Keller & Company" and "Stock Splits Proposal - Background of the Stock Splits." HLFC currently estimates that Cashed Out Holders will receive payment for their HLFC shares within approximately ______ weeks after the Effective Date.

      At least a majority of the HLFC shares outstanding and entitled to vote at the Special Meeting must approve the Stock Splits before they can be completed. The executive officers and directors of HLFC and Home Loan, who together own approximately ______% of the HLFC shares outstanding and entitled to vote at the Special Meeting, have indicated that they will vote in favor of the Stock Splits proposal.

      The Stock Splits are considered a "going-private" transaction as defined in Rule 13e-3 promulgated under the Exchange Act because they are intended to terminate the registration of HLFC shares and suspend HLFC's filing and reporting obligations under the Exchange Act. In connection with the Stock Splits, we have filed, as required by the Exchange Act, a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with the SEC. Please see the section entitled "Available Information."

      The Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special meeting prior to a vote being taken if it determines that the Stock Splits, for any reason, are not then in the best interests of HLFC. Reasons the Board may withdraw the Stock Splits proposal include: any change in the nature of the shareholdings of HLFC prior to the Effective Date which would result in us being unable to reduce the number of record holders of HLFC shares to below 300 as a result of the Stock Splits or that would enable us to deregister without effecting the Stock Splits; any change in the number of shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost of the Stock Splits from what is currently anticipated; and any adverse change in our financial condition. Please see the section entitled "Stock Splits Proposal - Termination of Stock Splits"

RECOMMENDATION OF THE BOARD

      The Board has determined that the Stock Splits are in the best interests of HLFC and its shareholders and are fair to HLFC's shareholders. The Board unanimously recommends that the shareholders vote "FOR" the approval of the Stock Splits.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

      We have summarized below the material federal income tax consequences to HLFC and to holders of HLFC shares resulting from the Stock Splits. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department Regulations (the "Treasury Regulations") issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. Some changes may have retroactive effect. No assurance can be given that possible changes in such laws or interpretations, including amendments to the Code, applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings will not adversely affect this summary. This summary is not binding on the Internal Revenue Service.

      This summary does not address all aspects of the possible federal income tax consequences of the Stock Splits and is not intended as tax advice to any person or entity. In particular, this summary does not consider the individual investment circumstances of holders of HLFC shares, nor does it consider the particular rules applicable to special categories of holders (such as tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers) or holders who hold, have held, or will hold, HLFC shares as part of a straddle, hedging or conversion transaction. In addition, this summary does not address any consequences of the Stock Splits under any state, local or foreign tax laws.

      This summary assumes that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate, the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your HLFC shares as capital assets for federal income tax purposes.

      YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES APPLICABLE TO YOUR SPECIFIC CIRCUMSTANCES.

      Federal Income Tax Consequences to HLFC. We believe that the Stock Splits will be treated as a tax-free "recapitalization" for federal income tax purposes. This treatment will result in no material federal income tax consequences to HLFC.

      Federal Income Tax Consequences to Continuing Holders Not Receiving Cash. If you (i) continue to hold HLFC shares directly immediately after the Stock Splits and (ii) you receive no cash as a result of the Stock Splits, you will not recognize any gain or loss in the Stock Splits, and you will have the same adjusted tax basis and holding period in your HLFC shares as you had in such shares immediately prior to the Stock Splits.

      Federal Income Tax Consequences to Cashed Out Holders Retaining None of their HLFC Shares. If you receive cash in exchange for your HLFC shares as a result of the Stock Splits, your tax consequence will depend on whether, in addition to receiving cash, a person or entity related to you (as determined by the Code) continues to hold HLFC shares immediately after the Stock Splits.

      If you receive cash, do not continue to hold directly any HLFC shares and are not related to any person or entity who or which continues to hold HLFC shares, you will recognize capital gain or loss equal to the difference between the cash you receive for your HLFC shares and your aggregate adjusted tax basis in such HLFC shares.

      If you receive cash, do not continue to directly hold any HLFC shares, but are related to a person or entity who or which continues to hold HLFC shares, you may be treated as owning constructively the HLFC shares owned by such related person or entity, which may cause your receipt of cash in exchange for your HLFC shares to be treated (i) first, as ordinary taxable dividend income to the extent of your ratable share of HLFC's undistributed earnings and profits,
(ii) second, as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your HLFC shares, and (iii) then, the remainder as capital gain. IF YOU ARE RELATED TO A PERSON OR ENTITY WHO OR WHICH WILL CONTINUE TO HOLD HLFC SHARES AFTER THE STOCK SPLITS, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE YOUR PARTICULAR TAX CONSEQUENCES.

      Capital Gain and Loss. For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

      Special Rate for Certain Dividends. In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Stock Splits that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder; (ii) you have held the HLFC shares with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code; and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING YOUR ELIGIBILITY FOR SUCH LOWER TAX RATES ON DIVIDEND INCOME.

      Backup Withholding. Holders of HLFC shares will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Stock Splits to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each holder of HLFC shares to deliver such information when the Share certificates are surrendered following the Effective Date of the Stock Splits. Failure to provide the required information may result in backup withholding.

UNAVAILABILITY OF APPRAISAL OR DISSENTERS' RIGHTS

      No appraisal or dissenters' rights are available under Ohio law or under HLFC's Articles or Regulations to holders of HLFC shares who do not vote in favor of the Stock Splits. Other rights or actions may exist under Ohio law or federal and state securities laws for shareholders who can demonstrate that they have been damaged by the Stock Splits.

SHARE CERTIFICATES

      We have appointed the Transfer Agent to act as exchange agent to carry out the exchange of share certificates held by Cashed Out Holders for cash. On the Effective Date, all share certificates evidencing ownership of HLFC shares held by Cashed Out Holders shall be deemed cancelled without further action by either the Cashed Out Holders or HLFC. Thereafter, such certificates, rather than representing an ownership interest in HLFC, will represent only the right to receive cash in the amount of $20.75 per HLFC share upon their surrender. The shares acquired by HLFC in connection with of the Stock Splits will be held in HLFC's treasury.

      In connection with the Stock Splits, HLFC shares will be assigned a new CUSIP number. As a result, the share certificates held by Continuing Holders will be exchanged for new certificates bearing the new CUSIP number. After the Effective Date, share certificates held by Continuing Holders will represent only the right to receive a new share certificate for the same number of shares, bearing the new CUSIP number.

      The Transfer Agent will furnish you with the necessary materials and instructions to surrender your HLFC share certificate(s) promptly following the Effective Date. The letter of transmittal will explain how the certificates are to be surrendered for either cash or a new certificate. You must complete and sign the letter of transmittal and return it with your certificate(s) to the Transfer Agent as instructed before you can receive the cash payment or new certificate. DO NOT SEND YOUR CERTIFICATES TO US, AND DO NOT SEND THEM TO THE TRANSFER AGENT UNTIL YOU HAVE RECEIVED A TRANSMITTAL LETTER AND FOLLOWED THE INSTRUCTIONS THEREIN.

      No service charges will be payable by Cashed Out Holders in connection with the exchange of certificates or the payment of cash in lieu of issuing fractional shares. HLFC will pay all administrative expenses of the Stock Splits.

TERMINATION OF STOCK SPLITS

      Although we are requesting your approval of the Stock Splits, the Board may, in its discretion, withdraw the Stock Splits from the agenda of the Special Meeting prior to any vote being taken. Although the Board presently believes that the Stock Splits are in HLFC's best interests and has recommended a vote for the Stock Splits, the Board nonetheless believes that it is prudent to recognize that circumstances could possibly change prior to the Special Meeting such that it might not be appropriate or desirable to effect the Stock Splits at that time. Such reasons include, among other things:

      - Any change in the nature of the HLFC's shareholdings which would result in us being unable to reduce the number of record holders of HLFC shares to below 300 as a result of the Stock Splits;

      - Any change in the number of our record holders that would enable us to deregister the HLFC shares under the Exchange Act without effecting the Stock Splits;

      - Any change in the number of HLFC shares that will be exchanged for cash in connection with the Stock Splits that would substantially increase the cost and expense of the Stock Splits from what is currently anticipated; or

      - Any adverse change in our financial condition that would render the Stock Splits inadvisable.

      If the Board decides to withdraw the Stock Splits from the agenda of the Special Meeting, the Board will promptly notify our shareholders of the decision by mail and by announcement at the Special Meeting.

ESCHEAT LAWS

      The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Cashed Out Holders whose addresses are unknown to HLFC, or who do not return their share certificates and request payment of the Cash Out Price, generally will have a period of time from the Effective Date in which to claim the cash payment to which they are entitled. For example, with respect to Cashed Out Holders whose last known addresses as shown by the records of HLFC, are in Ohio the period is five years. Following the expiration of that five-year period, the relevant provisions the Ohio Revised Code would likely cause the cash payments to escheat to the State of Ohio. For Cashed Out Holders who reside in other states or whose last known addresses, as shown by the records of HLFC, are in states other than Ohio, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than five years. If HLFC does not have an address for a Cashed Out Holder, then the unclaimed cash payment would be turned over to the State of Ohio in accordance with its escheat laws.

REGULATORY APPROVALS

      HLFC is not aware of any material governmental or regulatory approval required for completion of the Stock Splits, other than compliance with the relevant federal and state securities laws and Ohio corporate laws.

                           OPINION OF KELLER & COMPANY

      The Board retained Keller & Company to provide the Fairness Opinion. On April 12, 2005, Keller & Company delivered the Fairness Opinion to the Board. The Fairness Opinion states that, based upon and subject to the factors and assumptions set forth therein, the Repurchase Price to be paid to Cashed Out Holders pursuant to the Stock Splits is fair from a financial point of view as of April 12, 2005. Keller & Company also presented to the Board a summary of the analyses described below.

      The Fairness Opinion was prepared for use by the Board and was directed only to the fairness from a financial point of view, as of the date thereof, of the Repurchase Price. Keller & Company was not involved in structuring the Stock Splits and its opinion does not compare the relative merits of the Stock Splits with those of any other transaction or business strategy which were or might have been available to or considered by HLFC or the Board as alternatives to the Stock Splits and does not address the underlying business decision by the Board to proceed with or effect the Stock Splits. The Fairness Opinion is solely for the information of, and directed to, the Board in its evaluation of the Stock Splits and is not to be relied upon by any shareholder of HLFC or any other person or entity. The Fairness Opinion does not constitute a recommendation to the Board as to how it should vote on the Stock Splits or to any shareholder as to how such shareholder should vote at the Special Meeting. In furnishing the Fairness Opinion, Keller& Company did not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act of nor did it admit that its opinion serves as a report or valuation within the meaning of the Securities Act.

      THE FULL TEXT OF THE FAIRNESS OPINION IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE FAIRNESS OPINION. SHAREHOLDERS ARE URGED TO READ THE FAIRNESS OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DISCUSSION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY KELLER & COMPANY IN CONNECTION WITH THE FAIRNESS OPINION.

      The Board selected Keller & Company as its financial advisor because it is a recognized financial institutions consulting firm that has substantial experience in the financial institutions industry and is knowledgeable and familiar with the operations of HLFC and its business. As part of its business, Keller & Company is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuation for corporate and other purposes, particularly those of financial institutions and financial institution holding companies.

      Keller & Company has served as consultant to HLFC in the past, assisting HLFC in various projects, including the completion of HLFC's conversion appraisal in March 1998 and its three-year business plan. During the past two years, Keller has assisted Home Loan in the completion of a branch application, compensation review, policy review and a loan review, resulting in total fees of $5,980.

      In rendering the Fairness Opinion, Keller & Company reviewed the terms of the Stock Splits and also reviewed financial and other information that was publicly available, or furnished to Keller & Company by HLFC's management. Keller & Company also reviewed certain publicly available operational, financial and stock market data relating to selected public companies and conducted other financial studies, analyses and investigations as Keller & Company deemed necessary or appropriate for purposes of rendering the Fairness Opinion, as more fully set forth therein. No limitations were imposed by the Board of HLFC upon Keller & Company with respect to the investigations made or procedures followed by it in rendering its opinion. The Board requested Keller & Company to advise it on a price to be paid to Cashed Out Holders.

      Keller & Company assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information that was publicly available, supplied or otherwise communicated to it by or on behalf of HLFC. Keller & Company further relied upon the assurances of HLFC's management that they are unaware of any facts that would make the information provided to it incomplete or misleading.

      Keller & Company was not requested to make, and did not make, an independent evaluation or appraisal of the assets, properties, facilities or liabilities (contingent or otherwise) of HLFC, and was not furnished with any such appraisals or evaluations. Keller & Company's opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to Keller & Company on the date of the Fairness Opinion. Subsequent developments may affect the conclusions reached in the Fairness Opinion, and Keller & Company has no obligation to update, revise or reaffirm the Fairness Opinion.

      In preparing the Fairness Opinion, Keller & Company conducted the following two principal analysis: (i) a comparison of HLFC with certain publicly-traded companies deemed comparable to HLFC, and (ii) a review of the historical and current market performance of the HLFC shares on the Nasdaq.

      Keller & Company discussed HLFC's current financial position and recent earnings performance with senior management and discussed and reviewed local economic conditions and growth trends. Keller & Company gave consideration to historical pricing quotations for HLFC and trading activity in the stock and identified a comparable group of publicly traded thrift institutions based on asset size, geographic location and financial characteristics that were similar to HLFC. Keller & Company assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or furnished to it, and did not verify the accuracy of completeness of this information.

      No company used in any analysis as a comparison is identical to HLFC, and they all differ in various ways. As a result, Keller & Company applied its experience and professional judgment in making such analyses. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning differences in financial characteristics, performance characteristics and trading value of the comparable companies to which HLFC is being compared. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. In arriving at the Fairness Opinion, Keller & Company considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Keller & Company believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Keller & Company may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, therefore the range of valuations resulting from any particular analysis described above should not be taken to be Keller & Company's view of the actual value of HLFC.

      The following is a summary of the material financial analyses performed by Keller & Company in connection with the preparation of the Fairness Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Keller & Company employed in reaching its conclusions. The order of analyses described does not represent relative importance or weight given to those analyses by Keller & Company. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Keller & Company's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 12, 2005, and is not necessarily indicative of current market conditions.

PUBLIC COMPARABLES ANALYSIS

      In rendering its opinion, Keller & Company analyzed the pricing ratios of certain comparable thrift institutions and thrift holding companies. The analysis included a comparison of such key financial ratios as return on average assets, return on average equity, and equity to assets, and such key pricing ratios as price relative to book value, latest twelve months earnings and assets. Keller & Company reviewed and compared selected financial and stock market information, ratios and multiples of HLFC to corresponding financial and stock market information, ratios and multiples for a group of nine selected publicly-traded Midwest thrift institutions or thrift holding companies set forth below:

      Community Investors Bancorp - Ohio   Peoples Ohio Financial - Ohio

      First Niles Financial Inc. - Ohio    Peoples-Sidney Financial Corp. - Ohio

      Logansport Financial Corp. - Indiana Perpetual Federal Savings Bank - Ohio

      LSB Financial Corp. - Indiana        River Valley Bancorp - Iowa

      Northern Savings & Loan Co. - Ohio

      The key pricing ratios for the comparable group, all Ohio publicly-traded thrifts and all publicly-traded Midwest thrifts, are shown in the following table:

                                             Pricing Ratios (1)
      Trading Group                 Price to Book        Price to Earnings   Price to Assets
      -------------                 -------------        -----------------   ---------------
Comparable Group                      116.67%                 15.6X              13.98%

Publicly-Traded Ohio Thrifts          132.56%                 20.8X              14.62%

Publicly-Traded Midwest Thrifts       120.63%                 20.0X              12.60%

--------------------------

(1) The pricing ratios include any pending merger/acquisition transactions for the listed institution but not for the comparable group.

      The Cash Out Price of $20.75 per share represents a premium of 14.64% above HLFC's current trading price of $18.10 and represents a price to book ratio of 153.93%, a price to earnings multiple of 23.06 and a price to asset ratio of 21.88%, with all of these ratios well in excess of the comparable group, all publicly-traded Ohio thrifts and all publicly-traded Midwest thrifts.

      Keller & Company considered the comparable group comparison and analysis as the most appropriate basis for evaluating the fairness from a financial point of view of the Cash Out Price. Keller & Company reviewed each of the pricing ratios for the comparable group relative to HLFC's corresponding ratios based on the recent price prior to the Stock Splits and then subsequent to the Stock Splits, based on the Cash Out Price.

      Based on the previous pricing ratio comparison analyses and given that the Cash Out Price to be paid to Cashed Out Holders pursuant to the Stock Splits indicates a 14.64% premium above the current trading price of HLFC, Keller & Company concluded that the Cash Out Price was fair from a financial point of view.

REVIEW OF HLFC MARKET PERFORMANCE

      Keller & Company reviewed the trading prices of HLFC's shares for the period of January 1, 2004, through April 12, 2005, as quoted by Nasdaq. Recent pricing for HLFC's shares has indicated a decreasing trend with HLFC shares closing at $18.10 per share at April 12, 2005, and, more recently, $16.10 as of May 9, 2005. The pricing trend for HLFC combined with recent pricing level of HLFC at April 12, 2005, further indicates the fairness of the Cash Out Price of $20.75, which reflects a current premium of 15% over the closing price of the shares on April 12, 2005, and a premium of 53.9 % over HLFC's book value per share at March 31, 2005.

CONCLUSION

      Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Fairness Opinion, Keller & Company is of the opinion that, as of the date of the Fairness Opinion, the Cash Out Price of $20.75 per Common Share to be paid by HLFC to the Cashed Out Holders in the Stock Splits is fair from a financial point of view.

ENGAGEMENT OF KELLER & COMPANY

      HLFC has agreed to pay Keller & Company a fee of approximately $3,500 and to reimburse Keller & Company for its reasonable out-of-pocket expenses related to its engagement whether or not the Stock Splits are consummated. No compensation received or to be received by Keller & Company is based on or is contingent on the results of Keller & Company's engagement. There are no other current arrangements to compensate Keller & Company, its affiliates or unaffiliated representatives for any services rendered to HLFC, its executive officers, directors or affiliates. Keller & Company has previously provided financial institutions consulting services to HLFC and Home Loan. None of Keller & Company's employees who worked on the engagement has any known financial interest in the assets or equity of HLFC or the outcome of the engagement.

                         MEETING AND VOTING INFORMATION

      Each properly executed proxy received prior to the Special Meeting and not revoked will be voted as directed by the shareholder or, in the absence of specific instructions to the contrary, will be voted "FOR" the approval of the Stock Splits.

TIME AND PLACE

      The Special Meeting will be held on ___________, 2005, at ___:___ __.m., local time, in HLFC's office at 401 Main Street, Coshocton, Ohio 43812.

REVOKING YOUR PROXY

      Without affecting any vote previously taken, you may revoke your proxy by either (i) submitting a later dated proxy or a written revocation which is received by HLFC before the proxy is exercised or (ii) by attending the Special Meeting and voting in person or giving notice of revocation in open meeting before the proxy is exercised. Attending the Special Meeting will not, by itself, revoke a proxy.

RECORD DATE

      Only HLFC shareholders of record at the close of business on the Record Date are entitled to vote at the Special Meeting. Each shareholder will be entitled to cast one vote for each HLFC share then owned. According to HLFC's records, as of the Record Date there were [1,699,913] votes entitled to be cast at the Special Meeting.

QUORUM AND REQUIRED VOTE

      The presence at the Special Meeting in person or by proxy of the holders of at least a majority of the issued and outstanding HLFC shares as of the Record Date is necessary to establish a quorum to conduct business at the Special Meeting.

      Each HLFC shareholder is entitled to cast one vote for each HLFC share owned on the Record Date. Under Ohio law and HLFC's Articles and Regulations, the affirmative vote of at least a majority of the issued and outstanding HLFC shares as of the Record Date is necessary to approve the Stock Splits. The executive officers and directors of HLFC, who together own approximately ____% of the voting power of the HLFC shares outstanding and entitled to vote at the meeting, have indicated they will vote in favor of the Stock Splits.

      Shareholders holding HLFC shares in "street name" should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Stock Splits is a "non-discretionary" item, meaning that nominees cannot vote HLFC shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as "broker non-votes."

      Broker non-votes and abstentions are counted toward the establishment of a quorum for the Special Meeting. However, because the affirmative vote of a majority of the outstanding HLFC shares is necessary to approve the Stock Splits, broker non-votes and abstentions will have the same effect as a vote "AGAINST" the proposal to approve the Stock Splits. The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Special Meeting and your HLFC shares can be voted as you wish.

SOLICITATION AND COSTS

      The enclosed proxy is solicited on behalf of the Board. [HLFC has engaged The Altman Group to assist in the solicitation of proxies for the Special Meeting at a fee of $5,000, plus reimbursement of all out of pocket expenses.] In addition, proxies may be solicited by the directors, officers and other employees of HLFC and Home Loan, in person or by telephone, telegraph, mail, facsimile or electronic mail only for use at the Special Meeting. HLFC will bear the costs of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy and all other costs of the Board's solicitation of proxies for the Special Meeting. Brokerage houses, banks and other nominees, fiduciaries, and custodians nominally holding HLFC shares as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such HLFC shares, and we will reimburse them for their reasonable expenses.

      We estimate that the repurchase of fractional HLFC shares from Cashed Out Holders in connection with the Stock Splits will cost approximately $1,754,000. We intend to finance the Stock Splits by using cash and short-term investments.

      The following is an estimate of the expenses we expect to incur in connection with the Stock Splits and the solicitation of proxies for the Special Meeting. Final costs may be higher or lower than the estimates shown below.

ITEM                                                             APPROXIMATE COST
----                                                             ----------------
Legal fees                                                        $        32,500
Keller & Company fees                                             $         3,000
Accounting fees                                                   $         8,000
Filing fees                                                       $         2,500
Proxy solicitor                                                   $         5,000
Printing, mailing and other costs                                 $        15,000
                                                                  ---------------

Total                                                             $        66,000
                                                                  ===============

      Based on the estimated cost savings as a result of HLFC deregistering its shares, HLFC will recoup the expense of the Stock Splits in less than one year.

                             INFORMATION ABOUT HLFC

BUSINESS OF HLFC AND HOME LOAN

      HLFC is a savings and loan holding company incorporated in the State of Ohio. HLFC owns all of the common shares issued by Home Loan upon its conversion to stock form in March 1998.

      Home Loan has conducted business in Coshocton, Ohio since it was incorporated in 1882 as an Ohio savings and loan association under the name "The Home Building Loan and Savings Company." In 1996, Home Loan adopted its present name. The Bank became a savings bank on July 1, 2004.

      The principal business of Home Loan is the origination of mortgage loans secured by one- to four-family residential and nonresidential real estate in its primary market area. Home Loan also originates commercial loans and various types of consumer credits. For liquidity and interest rate risk management purposes, Home Loan invests in interest-bearing deposits in other financial institutions and U.S. Treasury and agency securities, mortgage-backed securities and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, principal repayments on loans, maturities of securities and borrowings from the Federal Home Loan Bank.

      HLFC is subject to regulation and examination by the OTS and the SEC. Home Loan is subject to supervision and regulation by the Ohio Division and the FDIC.

      HLFC's principal offices are located at 401 Main Street, Coshocton, Ohio 43812, and HLFC's phone number at that address is (740) 622-0444.

MANAGEMENT OF HLFC

      Board of Directors. There are six members of HLFC's Board of Directors. Information regarding HLFC's current directors is set forth below.

      - Neal J. Caldwell, age 60, has practiced veterinary medicine in Coshocton, Ohio, since 1972 and was an owner of Coshocton Veterinary Clinic from 1972 until 2003. Currently, Mr. Caldwell owns a veterinary consulting practice, which he started in January 2004.

      - Douglas L. Randles, age 60, is the President of L.W. Randles Cheese, Inc., located in Warsaw, Ohio. Mr. Randles has been employed by L.W. Randles Cheese since 1969.

      - Kyle R. Hamilton, age 34, has been employed by Home Loan since 1993. Currently, he is the Vice President of HLFC and the Executive Vice President and a director of Home Loan, positions he has held since October 2002. Mr. Kyle Hamilton also serves as the President of Home Loan Financial Services, Inc., a wholly-owned subsidiary of HLFC that sells life insurance and other investment products, a position he has held since September 2001. Previously, Mr. Kyle Hamilton served as Vice President and Director of Loan Administration of Home Loan from October 1998 until October 2002. Mr. Kyle Hamilton is the son of Robert C. Hamilton.

      - Robert C. Hamilton, age 62, was employed by Home Loan in 1981 as the Secretary, Treasurer and managing officer and has served as the President of Home Loan since 1983. Mr. Robert Hamilton has worked in banking for over 40 years. Mr. Robert Hamilton is the father of Kyle
            R. Hamilton.

      - Robert D. Mauch, age 54, a Certified Public Accountant, has provided accounting, payroll and tax counseling services through Robert D. Mauch, CPA, Inc., located in Coshocton, Ohio, since 1988.

      - Marion M. Sutton, age 61, has served as Chairman of the Board of Jones Metal Products Company in West Lafayette, Ohio since 2001. Previously, she served as Vice Chairman of Jones Metal from 1995 to 2001.

      The Board has determined that, except for Messrs. Robert Hamilton and Kyle Hamilton, each director is an "independent director" under applicable Nasdaq rules.

      Executive Officers. The following persons are executive officers of HLFC and Home Loan:

     - Preston W. Bair, age 42, serves as the Secretary, Treasurer and Chief Financial Officer of HLFC. Mr. Bair has served as Secretary and Treasurer of Home Loan since 1994. Prior to 1994, Mr. Bair, a Certified Public Accountant, was a shareholder of Brott Mardis & Co., an accounting firm located in Akron.

     - Thomas R. Conidi, age 43, serves as the Vice President of HLFC. Mr. Conidi has served as Vice President since 2004. Prior to joining HLFC, Mr. Conidi served as President of Ohio Heritage Bancorp, Inc. and as Vice President/Chief Financial Officer of Ohio Heritage Bank, positions he had held since 1997. From 1994 to 1997, Mr. Conidi was Vice President of Lending with Bank One in Coshocton and prior to 1994 Mr. Conidi was Vice President of Retail Banking with Bank One in Coshocton and Dover, Ohio.

      Each director and executive officer is a United States citizen and may be contacted at HLFC's address at 401 Main Street, Coshocton, Ohio 43812-1580, and the phone number at that address is (740) 622-0444.

      To HLFC's knowledge, none of HLFC's executive officers or directors has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

      Information regarding HLFC shares beneficially owned by the executive officers and directors of HLFC and Home Loan is set forth in the table below. The Stock Splits will not impact affiliated holders of HLFC shares differently from unaffiliated holders of HLFC Shares on the basis of affiliate status. The executive officers and directors of HLFC and Home Loan will receive no extra or special benefit not shared on a pro rata basis by all other holders of HLFC shares. If the Stock Splits are implemented, the executive officers and directors of HLFC and Home Loan will not benefit by any material increase in their percentage ownership of HLFC shares. Please see the sections entitled "Special Factors - Fairness of the Stock Splits."

      Share Ownership of Directors and Executive Officers. The following table provides certain information regarding the number of HLFC Shares beneficially owned by HLFC's directors and executive officers as of April 15, 2005, and the anticipated ownership percentage of such persons after the Stock Splits:

                                                                                            Percent of
                                                               Percent of               outstanding common
                              Number of                outstanding shares before           shares after
Name (1)                   shares owned (2)                  Stock Splits                  Stock Splits
--------                   ----------------                  ------------                  ------------
Neal J. Caldwell                     49,737 (3)
Kyle R. Hamilton                     49,625 (4)
Robert C. Hamilton                  148,928 (5)
Robert D. Mauch                      44,575 (6)
Douglas L. Randles                   50,341 (7)
Marion M. Sutton                      3,000 (8)
Preston W. Bair                      57,089 (9)
Thomas R. Conidi                        218
Current directors and
  executive officers of             403,513 (10)
  HLFC as a group
  (8 people)

----------
(1) Each of the persons listed in this table may be contacted at the address of HLFC.

(2) All shares are owned directly with sole voting and investment power unless otherwise indicated by footnote.

(3) Includes 5,000 shares as to which Mr. Caldwell shares voting and investment power.

(4) Includes 100 shares as to which Mr. Hamilton shares voting and investment power, 17,065 shares allocated to his ESOP account, and 800 shares that may be acquired upon the exercise of stock options.

(5) Includes 20,300 shares as to which Mr. Hamilton shares voting and investment power and 34,940 shares allocated to his ESOP account.

(6) Includes 550 shares as to which Mr. Mauch shares voting and investment power and 13,663 shares held as Trustee of the Home Loan Financial Corporation Recognition and Retention Plan (the "RRP").

(7) Includes 16,079 shares as to which Mr. Randles shares voting and investment power and 3,541 shares that may be acquired upon the exercise of options.

(8) Includes 1,000 shares that may be acquired upon the exercise of stock options.

(9)   Includes 21,829 shares allocated to Mr. Bair's ESOP account.

(10)  Includes 5,341 shares that may be acquired upon the exercise of options.

      The directors and executive officers of HLFC have engaged in the following transactions involving HLFC shares in the past 60 days: [Mr. Robert Hamilton acquired 8,206 HLFC shares for $7.69 per share upon the exercise of options.]

      Owners of 5% or More of the HLFC Shares. The following table sets forth certain information regarding the only persons known to HLFC to beneficially own more than five percent of the outstanding HLFC shares as of ___________, 2005, other than Mr. Robert Hamilton, and the anticipated ownership percentage after the Stock Splits:

                                                                     Percent of common   Percent of common shares
                                                Number of           shares outstanding          outstanding
Name and Address                              common shares         before Stock Splits     after Stock Splits
----------------                              -------------         -------------------     ------------------
Home Loan Financial Corporation Employee
   Stock Ownership Plan
1201 Broadway                                       254,731 (1)
Quincy, Illinois 62301

----------

(1) First Bankers Trust Company, N.A. is the Trustee for the ESOP. The Trustee has voting power over shares that have not been allocated to an ESOP participant and shares that have been allocated to an ESOP participant but as to which no voting instructions are given by the participant. The Trustee has limited investment power over all ESOP shares. As of the Voting Record Date, 181,920 shares have been allocated to the accounts of ESOP participants and 72,811 shares remained unallocated.

MARKET PRICE AND DIVIDEND INFORMATION

      HLFC shares are currently traded on the Nasdaq under the symbol "HLFC." The following table lists the high and low closing prices and dividend information for the periods indicated. The last sale of HLFC shares reported on the Nasdaq on ____________, 2005 was $_______. Prices in the table do not reflect any retail mark-ups or mark-downs or commissions.

                                                               CASH DIVIDENDS
QUARTER ENDED             HIGH CLOSE          LOW CLOSE           DECLARED
-------------             ----------          ---------        --------------
FISCAL 2005
   September 30, 2004       $20.970            $19.020            $ 0.303
   December 31, 2004        $21.350            $19.580            $ 0.195
   March 31, 2005           $21.870            $18.250            $ 0.198

FISCAL 2004
   September 30, 2003       $17.489            $14.851            $ 0.275
   December 31, 2003        $21.190            $16.500            $ 0.180
   March 31, 2004           $20.550            $18.300            $ 0.185
   June 30, 2004            $21.210            $18.600            $ 0.190

FISCAL 2003
   September 30, 2002       $13.210            $12.850            $ 0.135
   December 31, 2002        $13.910            $12.900            $ 0.150
   March 31, 2003           $14.500            $13.190            $ 0.160
   June 30, 2003            $15.490            $14.000            $ 0.165

      Dividends are paid only when declared by the Board, in its sole discretion, based on HLFC's financial condition, results of operation, market conditions and such other factors as it may deem appropriate.

      If the Stock Splits are completed and we deregister our Shares, HLFC shares will no longer be quoted on the Nasdaq or be eligible to be traded on any exchange or automated quotation service operated by a national securities association, and trades in HLFC shares will only be possible through privately negotiated transactions, in the Pink Sheets(R) or on the OTCBB.

HLFC SHARE REPURCHASE INFORMATION

      The following table provides information regarding repurchases of HLFC shares by HLFC during the periods indicated.

                                      NUMBER            PRICE RANGE            WEIGHTED AVERAGE
QUARTER ENDED                      REPURCHASED      HIGH           LOW         PRICE PER SHARE
-------------                      -----------   -----------     -------       ----------------
FISCAL 2005
   September 30, 2004                 8,600      $     19.65     $ 19.65       $          19.65
   December 31, 2004                      0               --          --                     --
   March 31, 2005                         0               --          --                     --
   Through ______, 2005                   0               --          --                     --

FISCAL 2004
   September 30, 2003                     0               --          --                     --
   December 31, 2003                  6,238      $     17.40     $17.175       $          17.31
   March 31, 2004                         0               --          --                     --
   June 30, 2004                     13,762      $     19.70     $ 19.23       $          19.59

FISCAL 2003
   September 30, 2002                20,000      $     13.05     $ 13.05       $          13.05
   December 31, 2002                 19,697      $     13.22     $ 13.15       $          13.18
   March 31, 2003                         0               --          --                     --
   June 30, 2003                      5,000      $     14.30     $ 14.30       $          14.30

                              FINANCIAL INFORMATION

SUMMARY HISTORICAL FINANCIAL INFORMATION

      The following summary consolidated financial information was derived from HLFC's audited consolidated financial statements as of and for each of the years ended June 30, 2004, 2003 and 2002, and from unaudited consolidated interim financial statements as of and for the nine months ended March 31, 2005 and 2004. The statement of operations data for the nine months ended March 31, 2005 is not necessarily indicative of results for a full year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled "Incorporation of Certain Documents by Reference."

                                                     NINE MONTHS ENDED                        YEAR ENDED
                                                          MARCH                                 JUNE 30,
                                                ---------------------------   -------------------------------------------
                                                    2005           2004           2004           2003            2002
                                                ------------   ------------   ------------   ------------    ------------
RESULTS OF OPERATIONS
  Interest income                               $  7,159,160   $  7,214,475   $  9,642,882   $  9,728,805    $  9,497,338
  Interest expense                                 2,760,814      2,760,682      3,632,598      3,973,340       4,256,206
                                                ------------   ------------   ------------   ------------    ------------
    Net interest income                            4,398,346      4,453,793      6,010,284      5,755,465       5,241,132
  Provision for loan losses                          301,000         85,000        351,000        190,000         120,000
                                                ------------   ------------   ------------   ------------    ------------
    Net interest income after provision            4,097,346      4,368,793      5,659,284      5,565,465       5,121,132
     for loan losses
  Noninterest income                                 615,234        548,073        877,747        831,193         431,921
  Noninterest expenses                             3,027,697      2,856,745      3,776,782      3,559,401       3,290,039
                                                ------------   ------------   ------------   ------------    ------------
    Income before taxes & extraordinary item       1,684,883      2,060,121      2,760,249      2,837,257       2,263,014
  Income tax expense                                 588,000        705,900        974,821        963,600         787,600
                                                ------------   ------------   ------------   ------------    ------------
    Net income before extraordinary item           1,096,883      1,354,221      1,785,428      1,873,657       1,475,414
  Extraordinary item
                                                ------------   ------------   ------------   ------------    ------------
    Net income                                  $  1,096,883   $  1,354,221   $  1,785,428   $  1,873,657    $  1,475,414
                                                ============   ============   ============   ============    ============
FINANCIAL CONDITION
  Total assets                                  $160,342,497   $157,520,662   $160,030,272   $147,782,730    $132,281,136
  Total deposits                                  90,202,444     84,086,940     87,853,639     85,953,036      79,773,087
  Net loans                                      131,994,080    130,415,286    131,549,778    121,759,596     111,017,080
  Shareholders' equity                            22,785,643     22,766,546     22,309,426     21,710,451      20,144,501
  Average assets                                 160,707,643    151,105,753    152,982,315    141,122,614     126,550,761
  Average shareholders' equity                    22,868,876     22,268,489     22,391,096     20,955,587      19,867,524

KEY FINANCIAL RATIOS
  Return on average assets                              0.91%          1.19%          1.17%          1.33%           1.17%
  Return on average equity                              6.40%          8.11%          7.97%          8.94%           7.43%
  Dividends paid as a percent                         102.64%         74.32%         73.35%         49.44%          48.53%
   of net income

PER SHARE DATA
  Net income, basic                             $       0.68   $       0.87   $       1.13   $       1.25    $       0.99
  Net income, diluted                           $       0.67   $       0.85   $       1.11   $       1.21    $       0.99
  Cash dividends declared                       $      0.695   $       0.64   $       0.83   $       0.61    $       0.47
  Book value                                    $      13.49   $      13.46   $      13.27   $      13.14    $      12.22

      HLFC's book value per share, as set forth above, has been derived from financial statements prepared by HLFC's management relating to the fiscal periods set forth above. As required by Exchange Act Rule 13a-14(a), HLFC's Chief Executive Officer and Chief Financial Officer have certified that such financial statements, and the financial information included in the periodic reports in which such financial statements appear, fairly present in all material respects the financial condition, results of operation and cash flows of HLFC as of, and for, the periods presented in such periodic reports.

PRO FORMA FINANCIAL INFORMATION

      We do not expect the Stock Splits or our use of approximately $1,820,000 to complete the Stock Splits (which includes payments to be made to Cashed Out Holders and professional fees and other expenses related to the transaction) to have any material adverse effect on our capitalization, liquidity, results of operations or cash flow. Please see the section entitled "Meeting and Voting Information - Solicitation and Costs." We expect to finance the Stock Splits with cash and short-term investments.

      If the Stock Splits are completed, Cashed Out Holders will receive cash in the amount of $20.75 per HLFC share held immediately prior to the Stock Splits. The repurchase of the fractional HLFC shares resulting from the Stock Splits is estimated to cost approximately $1,754,000 and would reduce the number of record holders of HLFC shares from approximately 640 to approximately 200.

      We expect that, as a result of the Stock Splits and the cashing out of fractional HLFC shares held by the Cashed Out Holders:

            - Our aggregate shareholders' equity will change from approximately $22,786,000 (as of March 31, 2005) to approximately $20,966,000; and

            - Book value per Common Share would change from $13.49 to $13.07, assuming the cash out of fractional HLFC shares had occurred on March 31, 2005.

      The following pro forma consolidated information has been derived from HLFC's financial statements. The financial statements for the year ended June 30, 2004, have been audited by independent certified public accountants. The financial statements for the quarterly periods ended March 31, 2005 and 2004 are unaudited. In the opinion of HLFC's management, these quarterly financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of these quarters.

      The pro forma consolidated financial statements have been prepared based upon the assumption that the Stock Splits were completed effective the first day of the period presented for the income statement and as of the date of the balance sheet, and all fractional HLFC shares under one whole share are repurchased. These pro forma consolidated financial statements are not necessarily indicative of the results that would have occurred had the Stock Splits actually taken place at the respective time periods specified nor do they purport to project the results of operations for any future date or period. Based on information from various external sources, HLFC believes that approximately 84,538 HLFC shares will be repurchased at $20.75 per share for a total purchase price of approximately $1,754,000.

      The pro forma results are not indicative of future results because HLFC's public reporting costs for the periods presented include only the historic public reporting costs and do not include anticipated future costs. Further, these results exclude $200,000 in estimated annual cost savings due to no longer being an Exchange Act reporting company.

      The unaudited pro forma financial statements should be read in conjunction with our historical financial statements and the accompanying footnotes, which are incorporated herein by reference into this Proxy Statement. Please see the section entitled "Incorporation of Certain Documents by Reference."

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                AT JUNE 30, 2004

                                                                                        PRO-FORMA              PRO-FORMA
                                                                      HISTORICAL       ADJUSTMENTS              COMBINED
ASSETS
  Cash and due from banks                                            $  3,034,819      $(1,820,000)(1)        $  1,214,819
  Interest bearing deposits(1)                                            240,366                                  240,366
                                                                     ------------      -----------            ------------
                                                                        3,275,185       (1,820,000)(1)           1,455,185

  Investment securities available for sale-at market                    7,105,703                                7,105,703
  Mortgage backed securities available for sale at market              10,321,735                               10,321,735
  Loans receivable, net                                               131,549,778                              131,549,778
  Office premises and equipment at depreciated cost                     1,380,927                                1,380,927
  Federal Home Loan Bank stock-at cost                                  2,250,700                                2,250,700
  Accrued interest receivable on loans                                    610,581                                  610,581
  Accrued interest receivable on mortgage
    backed securities                                                      40,073                                   40,073
  Accrued interest receivable on investments
    and interest bearing deposits                                          68,487                                   68,487
  Prepaid expenses and other assets                                       328,788                                  328,788
  Bank owned life insurance                                             3,016,864                                3,016,864
  Prepaid federal income taxes
  Deferred federal income taxes                                            81,451                                   81,451
                                                                     ------------      -----------            ------------
    TOTAL ASSETS                                                     $160,030,272       (1,820,000)           $158,210,272
                                                                     ============      ===========            ============

LIABILITIES AND SHAREHOLDERS' EQUITY

  Deposits                                                           $ 87,853,639                             $ 87,853,639
  Advances from the Federal Home Loan Bank                             48,756,389                               48,756,389
  Advances by borrowers for taxes and insurance
  Accrued interest payable                                                503,994                                  503,994
  Other liabilities                                                       606,824                                  606,824
                                                                     ------------      -----------            ------------
    TOTAL LIABILITIES                                                 137,720,846                              137,720,846

  Shareholders' equity
    Preferred stock, 500,000 shares authorized,
     no par value; no shares issued
    Common stock, 9,500,000 shares authorized,
     no par value; 2,248,250 shares issued
    Additional paid-in capital(1)                                      14,508,999       (1,754,000)(1)          12,754,999
    Retained earnings, restricted                                      14,722,513          (66,000)(1)          14,656,513
    Unearned employee stock ownership plan shares                        (773,982)                                (773,982)
     Unearned recognition and retention plan shares                      (189,779)                                (189,779)
      Treasury stock, at cost-566,543 shares at                        (5,818,102)                              (5,818,102)
            June 30, 2004
    Accumulated  other comprehensive income,
     unrealized gains on securities designated
     as available for sale, net of tax effects                           (140,223)                                (140,223)
                                                                     ------------      -----------            ------------
      TOTAL SHAREHOLDERS' EQUITY                                       22,309,426       (1,820,000)             20,489,426

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $160,030,272      $         -            $158,210,272
                                                                     ============      ===========            ============

(1) Represents cash paid for fractional shares and transaction expenses ($1,754,000 and $66,000, respectively), related after-tax reduction in equity.

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                            YEAR ENDED JUNE 30, 2004

                                                                                        PRO-FORMA              PRO-FORMA
                                                                      HISTORICAL       ADJUSTMENTS              COMBINED
INTEREST INCOME
  Loans, including fees                                              $  8,906,834      $                      $ 8,906,834
  Mortgage-backed securities                                              383,475                                 383,475
  Investment securities                                                   264,629          (50,000)(1)            214,629
  Interest-bearing deposits and other                                      87,944                                  87,944
                                                                     ------------      -----------            -----------
    Total interest income                                               9,642,882          (50,000)             9,592,882

INTEREST EXPENSE
  Deposits                                                              1,734,469                               1,734,469
  Federal Home Loan Bank advances (1)                                   1,898,129                               1,898,129
                                                                     ------------      -----------            -----------
    Total interest expense                                              3,632,598                               3,632,598
                                                                     ------------      -----------            -----------
    Net interest income                                                 6,010,284          (50,000)             5,960,284
Provision for losses on loans                                             351,000                                 351,000
                                                                     ------------      -----------            -----------
    Net interest income after provision
     for losses on loans                                                5,659,284          (50,000)             5,609,284

OTHER INCOME
  Service charges and other fees                                          392,075                                 392,075
  Securities gains, net                                                   114,843                                 114,843
  Net gains on sales of loans                                              47,930                                  47,930
  Earnings from Coshocton County Title Agency                             221,166                                 221,166
  Other operating                                                         101,733                                 101,733
                                                                     ------------      -----------            -----------
    Total other income                                                    877,747                                 877,747

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE
  Employee compensation and benefits                                    2,312,352                               2,312,352
  Occupancy and equipment                                                 301,917                                 301,917
  Franchise taxes                                                         173,910                                 173,910
  Data processing                                                         244,411                                 244,411
  Other operating (2)                                                     744,192          (20,500)(2)            723,692
                                                                     ------------      -----------            -----------
    Total general administrative and other expenses                     3,776,782          (20,500)             3,756,282
                                                                     ------------      -----------            -----------
Earnings before income taxes                                            2,760,249          (29,500)             2,730,749

FEDERAL INCOME TAXES
  Current                                                                 974,821           12,400                987,221
  Deferred
                                                                     ------------      -----------            -----------
    Total federal income taxes                                            974,821           12,400                987,221
                                                                     ------------      -----------            -----------

NET EARNINGS                                                         $  1,785,428      $   (41,900)           $ 1,743,528
                                                                     ============      ===========            ===========

EARNINGS PER SHARE
  Basic                                                              $       1.13      $      0.04            $      1.17
  Diluted                                                            $       1.11      $      0.04            $      1.15

(1) Interest forfeited from using $1,820,000 in short-term investments to fund the transaction.

(2) Includes $66,000 transaction costs (legal, accounting and other expenses) related to the reverse stock split. Also includes anticipated cost savings estimated to be realized as a result of no longer being a public company totaling $86,500 annually. These costs include accounting, legal, filing, printing and other expenses.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                        NINE MONTHS ENDED MARCH 31, 2005
                                   (UNAUDITED)

                                                                                        PRO-FORMA              PRO-FORMA
                                                                      HISTORICAL       ADJUSTMENTS              COMBINED
ASSETS
  Cash and due from banks                                            $  2,795,962      $(1,820,000)(1)        $    975,962
  Interest bearing deposits(1)                                            155,232                                  155,232
                                                                     ------------      -----------            ------------
                                                                        2,951,194                                1,131,194
  Certificates of deposits
  Investment securities available for sale-at market                    7,202,346                                7,202,346
  Mortgage backed securities available for sale at market               9,122,682                                9,122,682
  Loans receivable, net                                               131,994,080                              131,994,080
  Office premises and equipment at
    depreciated cost                                                    2,154,418                                2,154,418
  Federal Home Loan Bank stock-at cost                                  2,324,500                                2,324,500
  Accrued interest receivable on loans                                    645,962                                  645,962
  Accrued interest receivable on mortgage                                  35,368                                   35,368
    backed securities
  Accrued interest receivable on investments
    and interest bearing deposits                                          65,635                                   65,635
  Prepaid expenses and other assets                                       731,342                                  731,342
  Bank owned life insurance                                             3,114,970                                3,114,970
  Prepaid federal income taxes
  Deferred federal income taxes
                                                                     ------------      -----------            ------------
    TOTAL ASSETS                                                     $160,342,497      $(1,820,000)           $158,522,497
                                                                     ============      ===========            ============

LIABILITIES AND SHAREHOLDERS' EQUITY
  Deposits                                                             90,202,444                               90,202,444
  Advances from the Federal Home Loan Bank                             46,210,451                               46,210,451
  Advances by borrowers for taxes and insurance
  Accrued interest payable                                                567,885                                  567,885
  Other liabilities                                                       576,074                                  576,074
                                                                     ------------      -----------            ------------
    TOTAL LIABILITIES                                                 137,556,854                              137,556,854

  Shareholders' equity
  Preferred stock, 500,000 shares authorized,                                  --                                       --
     no par value; no shares issued
    Common stock, 9,500,000 shares authorized,                                 --                                       --
     no par value; 2,248,250 shares issued
    Additional paid-in capital                                         14,704,892       (1,754,000)(1)          11,591,892
    Retained earnings, restricted                                      14,632,708          (66,000)(1)          14,632,708
    Unearned employee stock ownership plan shares                        (554,375)                                (554,375)
    Unearned recognition and retention plan shares                       (171,279)                                (171,279)
    Treasury stock, at cost- 559,343 shares at March 31, 2005          (5,799,467)                              (5,799,467)
    Accumulated  other comprehensive income,
     unrealized gains on securities designated
     as available for sale, net of tax effects                            (26,836)                                 (26,836)
                                                                     ------------      -----------            ------------
      TOTAL SHAREHOLDERS' EQUITY                                       22,785,643       (1,820,000)             20,965,643
                                                                     ------------      -----------            ------------

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                       $160,342,497      $        --            $158,522,497
                                                                     ============      ===========            ============

(1) Represents cash paid for fractional shares and transaction expenses ($1,754,000 and $66,000, respectively), related after-tax reduction in equity.

                     PRO FORMA CONSOLIDATED INCOME STATEMENT
                                 MARCH 31, 2005
                                   (UNAUDITED)

                                                                                        PRO-FORMA               PRO-FORMA
NINE MONTHS ENDED MARCH 31, 2005                                      HISTORICAL        ADJUSTMENTS             COMBINED
INTEREST INCOME
  Loans                                                              $  6,592,183      $                      $  6,592,183
  Mortgage-backed securities                                              336,217                                  336,217
  Investment securities                                                   156,905          (37,500)(1)             119,405
  Federal Home Loan Stock                                                  73,855                                   73,855
  Interest-bearing deposits and other                                        0.00                                     0.00
                                                                     ------------      -----------            ------------
    Total interest income                                               7,159,160                                7,121,660

INTEREST EXPENSE
  Deposits                                                              1,324,349                                1,324,349
  Borrowings (1)                                                        1,436,465                                1,436,465
                                                                     ------------      -----------            ------------
    Total interest expense                                              2,760,814                                2,760,814
                                                                     ------------      -----------            ------------
    Net interest income                                                 4,398,346          (37,500)              4,360,841
Provision for losses on loans                                             301,000                                  301,000
                                                                     ------------      -----------            ------------
    Net interest income after provision
     for losses on loans                                                4,097,346          (37,500)              4,059,846

OTHER INCOME
  Other operating                                                         615,234                                  615,234
                                                                     ------------      -----------            ------------
    Total other income                                                    615,234                                  615,234

GENERAL, ADMINISTRATIVE AND OTHER EXPENSE
  Employee compensation and benefits                                    1,860,817                                1,860,817
  Occupancy and equipment                                                 253,126                                  253,126
  Franchise taxes                                                         137,432                                  137,432
  Data processing                                                         201,526                                  201,526
  Other operating(2)                                                      574,796            1,000(2)              575,796
                                                                     ------------      -----------            ------------
    Total general administrative and
     other expenses                                                     3,027,697            1,000               3,028,697

Earnings before income taxes                                            1,684,883          (38,500)              1,646,383

FEDERAL INCOME TAXES
  Current                                                                 588,000            9,400                 597,400
  Deferred
                                                                     ------------      -----------            ------------
    Total federal income taxes                                            588,000            9,400                 597,400
                                                                     ------------      -----------            ------------

NET EARNINGS                                                         $  1,096,883          (47,900)           $  1,048,983
                                                                     ============      ===========            ============

EARNINGS PER SHARE
  Basic                                                              $       0.68      $      0.01            $       0.69
  Diluted                                                            $       0.67      $      0.01            $       0.68

(1) Interest forfeited from using $1,820,000 in short-term investments to fund the transaction.

(2) Includes $66,000 transaction costs (legal, accounting and other expenses) related to the reverse stock split. Also includes anticipated cost savings estimated to be realized as a result of no longer being a public company totaling $65,000 for the nine month period. These costs include accounting, legal, filing, printing and other expenses.

                              AVAILABLE INFORMATION

      The Stock Splits will constitute a "going-private" transaction for purposes of Rule 13e-3 of the Exchange Act. As a result, HLFC has filed the
Schedule 13E-3 which contains additional information about HLFC. Copies of the
Schedule 13E-3 are available for inspection and copying at HLFC's principal executive offices during regular business hours by any interested shareholder of HLFC, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request addressed to Home Loan Financial Corporation, 401 Main Street, Coshocton, Ohio 43812.

      HLFC is currently subject to the information requirements of the Exchange Act and files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's internet address at "www.sec.gov."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      In our filings with the SEC, information is sometimes incorporated by reference. This means that we are referring you to information that we have filed separately with the SEC. The information incorporated by reference should be considered part of this Proxy Statement, except for any information superseded by information contained directly in this Proxy Statement.

      This Proxy Statement incorporates by reference the following documents that we have previously filed with the SEC, copies of which are being delivered to you with this Proxy Statement. They contain important information about HLFC and its financial condition.

      -     Our Annual Report on Form 10-KSB for the year ended June 30, 2004;
            and

      -     Our Quarterly Report on Form 10-QSB for the quarter ended March 31,
            2005.

      We also incorporate by reference any additional documents that we may file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this Proxy Statement and the date of the Special Meeting.

      We will provide, without charge, upon the written or oral request of any person to whom this Proxy Statement is delivered, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this Proxy Statement. You may obtain a copy of these documents and any amendments thereto by written request addressed to Home Loan Financial Corporation, 401 Main Street, Coshocton, Ohio 43812.

                   PROPOSALS OF SHAREHOLDERS AND OTHER MATTERS

      Shareholders of HLFC desiring to submit proposals to be considered for inclusion in HLFC's Proxy Statement and form of Proxy (the "Proxy Materials") for the 2005 Annual Meeting of Shareholders (the "2005 Annual Meeting") must provide their proposals by certain deadlines. To be included in the Proxy Materials, a shareholder proposal must be received by HLFC no later than May 10, 2005. If a shareholder intends to present a proposal at the 2005 Annual Meeting and the proposal was not included in the Proxy Materials, HLFC's management proxies for the 2005 Annual Meeting will be entitled to vote on such proposal in their discretion, despite the exclusion of any discussion of the matter in the Proxy Materials, if the proposal is not received by HLFC before July 27, 2005.

      The Board is not aware of other matters that are likely to be brought before the Special Meeting. However, in the event that any other matters properly come before the Special Meeting, the persons named in the enclosed Proxy are expected to vote the HLFC Shares represented thereby on such matters in accordance with their best judgment.

Dated: _________, 2005                       By Order of the Board of Directors,

                                             Robert C. Hamilton
                                             Chairman

                                    EXHIBIT A

                                FAIRNESS OPINION

                             KELLER & COMPANY, INC.

                        FINANCIAL INSTITUTION CONSULTANTS
                        INVESTMENT AND FINANCIAL ADVISORS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                        (614) 766-1426 (614) 766-1459 FAX
                                  keller@ee.net

April 12, 2005

Board of Directors
Home Loan Financial Corp.
401 Main Street
Coshocton, Ohio 43812

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view to the shareholders of Home Loan Financial Corporation ("HLFC"), of the proposed price per share for HLFC stock to be paid to shareholders in connection with the Reverse/Forward Stock Split ("Split") as defined below and set forth in the proxy material and to be sent to certain shareholders.

As more fully described in the proxy material to be sent to shareholders, HLFC will conduct a Split, resulting in an exchange of one share for each 600 shares of HLFC. Any shareholder with less than 600 shares of HLFC will receive cash based on a price per share of $20.75. Upon completion of the reverse stock split, HLFC will then complete a forward stock split issuing 600 shares of HLFC for each current share of HLFC.

Keller & Company, Inc. ("Keller"), as part of its bank consulting and advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with the underwritings and distributions of listed and unlisted securities and with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) proxy material; (ii) Annual Reports for the years ended June 30, 2002, 2003, and 2004; (iii) Form 10-Q for the quarters ended September 30, and December 31, 2003 and 2004 and March 31, 2005; (iv) certain publicly-available financial statements of HLFC as of December 31, 2003 and 2004, and other historical financial information provided by HLFC that we deemed relevant; and (v) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We reviewed historical returns and the current and historical market prices and trading volumes of HLFC's common stock and the historical and projected earnings and other operating data of

Board of Directors
HLFC Financial Corp.
April 12, 2005
Page 2

HLFC and the current and future capitalization of HLFC. We considered the current market environment in general and the banking environment in particular as well as the market trend for thrift stocks in 2004 and 2005.

In arriving at its opinion, Keller considered financial information and trends for HLFC, the current market prices of a selected peer group of similar publicly-traded thrift institutions and holding companies and the terms, conditions and premiums paid on other similar transactions.

During the completion of our review, we have assumed and relied upon the accuracy and completeness of all the financial information, analyses and other information that was publicly-available or otherwise furnished to, reviewed by or discussed with us, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of HLFC or any of its subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of HLFC nor have we reviewed any individual credit files relating to HLFC and, we have assumed that the respective allowances for loan losses for HLFC is adequate to cover such losses. We have also assumed that there has been no material change in HLFC's assets, financial condition, results of operations, business since the date of the most recent financial statements made available to us. Our opinion is necessarily based upon information available to us, and financial, stock, market and other conditions and circumstances existing, as of the date hereof.

The opinion of Keller is directed to the Board of Directors of HLFC in connection with its Split and does not constitute a recommendation to any stockholder of HLFC as to how a stockholder should vote at any meeting of stockholders called to consider and vote upon the Split. The opinion of Keller is not to be quoted or referred to, in whole or in part, in any proxy material or in any other document, nor shall this opinion be used for any other purposes, without Keller's prior written consent provided; however, that we hereby consent to the inclusion of this opinion as an annex to HLFC's proxy material and to the references to this opinion therein.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the price per share of $20.75 for HLFC stock used in the Split of HLFC is fair, from a financial point of view.

Very truly yours,

/s/ Keller & Company, Inc.
----------------------------
KELLER & COMPANY, INC.

                                    EXHIBIT B

                                     FORM OF
                               REVERSE STOCK SPLIT
                                    AMENDMENT

      Article FOURTH of the Articles of Incorporation, as amended, of Home Loan Financial Corporation is hereby amended and replaced in its entirety as follows:

      FOURTH: (A) The authorized shares of the corporation shall be ten million (10,000,000), nine million five hundred thousand (9,500,000) of which shall be common shares, each without par value, and five hundred thousand (500,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation of the corporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.

      (B) Effective at the date and time this amendment to the Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the "Effective Time"), each six hundred
(600) of the corporation's common shares then issued and outstanding shall be automatically converted into one fully-paid and non-assessable common share (the "Reverse Stock Split"). In lieu of the issuance of any fractional common shares or scrip that would otherwise result from the Reverse Stock Split to holders who held less than six hundred (600) common shares immediately before the Effective Time ("Cashed Out Holders"), each Cashed Out Holder shall be entitled to receive the amount of Twenty Dollars and Seventy-Five Cents ($20.75) in cash for each common share held immediately prior to the Effective Time. Upon the completion of the Reverse Stock Split, cashed out holders shall cease to be shareholders of the corporation. Holders who held six hundred (600) or more common shares immediately prior to the Effective Time shall be issued fractional common shares. This subsection (B) of this Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.

      (C) This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

                                    EXHIBIT C

                                     FORM OF
                               FORWARD STOCK SPLIT
                                    AMENDMENT

      Article FOURTH of the Articles of Incorporation, as amended, of Home Loan Financial Corporation is hereby amended and replaced in its entirety as follows:

      FOURTH: (A) The authorized shares of the corporation shall be ten million (10,000,000), nine million five hundred thousand (9,500,000) of which shall be common shares, each without par value, and five hundred thousand (500,000) of which shall be preferred shares, each without par value. The directors of the corporation may adopt an amendment to the Articles of Incorporation of the corporation in respect of any unissued or treasury shares of any class and thereby fix or change: the division of such shares into series and the designation and authorized number of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; the liquidation price; the redemption rights and price; the sinking fund requirements; the conversion rights; and the restrictions on the issuance of shares of any class or series.

      (B) Effective at the date and time this amendment to the Articles of Incorporation to amend and replace this Article FOURTH is accepted by the Secretary of State of the State of Ohio (the "Effective Time"), each share of the corporation's common shares then issued and outstanding shall be automatically converted into six hundred (600) fully paid and non-assessable common shares (the "Forward Stock Split"). This subsection (B) of this Article FOURTH shall affect only issued and outstanding shares of the corporation and shall not affect the total authorized number of shares.

      (C) This Article FOURTH shall not change the stated capital or paid-in surplus referable to the common shares, if any.

                                                                PRELIMINARY COPY

                                 REVOCABLE PROXY

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                         HOME LOAN FINANCIAL CORPORATION

         HOME LOAN FINANCIAL CORPORATION SPECIAL MEETING OF SHAREHOLDERS
                            __________________, 2005

                                    IMPORTANT
                  PLEASE COMPLETE BOTH SIDES OF THE PROXY CARD.
          SIGN, DATE AND RETURN THE ATTACHED PROXY CARD IN THE POSTAGE
           PAID ENVELOPE AS SOON AS POSSIBLE. YOUR VOTE IS IMPORTANT,
                REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

      The undersigned shareholder of Home Loan Financial Corporation ("HLFC") hereby constitutes and appoints _________________ as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Special Meeting of Shareholders of HLFC to be held at _________________ _______________, on _________________, 2005, at ___:___ __.m., local time (the
"Special Meeting"), all of the shares of HLFC which the undersigned is entitled to vote at the Special Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy
Statement:

1. The amendment of HLFC's Articles of Incorporation to effect a 1-for-600 reverse stock split, followed immediately by a 600-for-1 forward stock split of HLFC's common shares (collectively, the "Stock Splits"). As a result of the Stock Splits, (a) each shareholder owning fewer than 600 common shares of HLFC immediately before the Stock Splits will receive $20.75 in cash, without interest, for each HLFC common share owned by such shareholder immediately prior to the Stock Splits and will no longer be a shareholder of HLFC; and (b) each HLFC common share held by a shareholder owning 600 or more common shares of HLFC immediately prior to the effective time of the Stock Splits will continue to represent one common share of HLFC after completion of the Stock Splits.

      [ ] FOR              [ ]    AGAINST                [ ]  ABSTAIN

2. In their discretion, upon such other business as may properly come before the Special Meeting or any adjournments thereof.

         IMPORTANT: PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

      Your Board of Directors recommends a vote "FOR" the approval of the amendments to HLFC's Articles of Incorporation to effect the Stock Splits.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR the approval of the amendments to HLFC's Articles of Incorporation to effect the Stock Splits.

      All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the Special Meeting of Shareholders of HLFC and of the accompanying Proxy Statement is hereby acknowledged.

      Please sign exactly as your name appears above. When signing as attorney, executor, administrator, trustee, guardian or agent, please give your full title. If share are held jointly, each holder should sign.

_______________________________                   ___________________________
Signature                                         Signature

Dated: _______________, 2005                      Dated: _________________, 2005

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE U.S.A.